UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ROCK CREEK PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCK CREEK PHARMACEUTICALS, INC.

2040 Whitfield Ave.

Suite 300

Sarasota, Florida 34243

March __, 2015

Dear Fellow Stockholders:

On behalf of our Board of Directors, I cordially invite you to attend the 2015 Annual Meeting of the Stockholders of Rock Creek Pharmaceuticals, Inc., to be held at the Hyatt Place - Sarasota/Bradenton Airport, 950 University Parkway, Sarasota, Florida 34234, on Friday, April 10, 2015, at 11:00 A.M., Eastern Time. If you are unable to attend the Annual Meeting, you will be able to view and listen to the Annual Meeting via the internet. We will broadcast the Annual Meeting as a live webcast at www.virtualshareholdermeeting.com/RCPI2015. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials. We encourage you to review these matters as described in the accompanying proxy statement.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Accordingly, we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the accompanying proxy, or you may submit your vote (your proxy card) by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Sincerely,

/s/ Michael J. Mullan
Michael J. Mullan
Chairman of the Board of Directors and
Chief Executive Officer

ROCK CREEK PHARMACEUTICALS, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, April 10, 2015

To the Stockholders of Rock Creek Pharmaceuticals, Inc.:

Notice is hereby given that the annual meeting of stockholders of Rock Creek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Place - Sarasota/Bradenton Airport, 950 University Parkway, Sarasota, Florida 34234, on Friday, April 10, 2015, at 11:00 A.M., Eastern Time (the “Annual Meeting”). The matters to be considered by the stockholders at the Annual Meeting are:

1.	A proposal to elect five directors to the Company’s Board of Directors for one-year terms;

2.	A proposal to approve an amendment (in the event it is deemed by the Company’s Board of Directors to be advisable) to the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio within the range of one-for-five (1:5) to one-for-twenty-five (1:25), as determined by the Board of Directors;

3.	A proposal to approve an amendment to the Company’s 2008 Incentive Award Plan to increase the number of shares available for issuance from 45,200,000 to 60,200,000;

4.	A proposal to ratify the appointment of Cherry Bekaert LLP, as the Company’s independent auditor to audit the Company’s 2015 financial statements;

5.	A proposal to approve an advisory resolution on executive compensation; and

6.	Any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The foregoing matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about the Company is contained in the accompanying Annual Report to Stockholders for the year ended December 31, 2014.

If you are unable to attend the Annual Meeting, you will be able to view and listen to the Annual Meeting via the internet. We will broadcast the Annual Meeting as a live webcast at www.virtualshareholdermeeting.com/RCPI2015.

The Board of Directors has fixed the close of business on February 18, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only stockholders of record at the close of business on February 18, 2015 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the accompanying proxy, or you may submit your vote (your proxy card) by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

FOR ADMISSION TO THE MEETING, ALL STOCKHOLDERS SHOULD COME TO THE STOCKHOLDER CHECK-IN TABLE. THOSE WHO OWN SHARES IN THEIR OWN NAMES SHOULD PROVIDE IDENTIFICATION AND HAVE THEIR OWNERSHIP VERIFIED AGAINST THE LIST OF REGISTERED STOCKHOLDERS AS OF THE RECORD DATE. THOSE WHO HAVE BENEFICIAL OWNERSHIP OF STOCK THROUGH A BANK OR BROKER MUST BRING ACCOUNT STATEMENTS OR LETTERS FROM THEIR BANKS OR BROKERS INDICATING THAT THEY OWNED ROCK CREEK PHARMACEUTICALS COMMON STOCK AS OF February 18, 2015. IN ORDER TO VOTE AT THE ANNUAL MEETING, BENEFICIAL OWNERS OF STOCK MUST BRING LEGAL PROXIES, WHICH THEY CAN OBTAIN ONLY FROM THEIR BROKERS OR BANKS.

By Order of the Board of Directors,

/s/ Benjamin M. Dent
Benjamin M. Dent
Secretary
Sarasota, Florida

March __, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON April 10, 2015:

To access our Proxy Statement and our 2014 Annual Report, please visit www.proxyvote.com.

ROCK CREEK PHARMACEUTICALS, INC.

2040 WHITFIELD AVE.

SUITE 300

SARASOTA, FLORIDA 34243

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 10, 2015

This proxy statement (“Proxy Statement”) and the proxy card and notice of annual meeting are provided on behalf of the Board of Directors of Rock Creek Pharmaceuticals, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the Hyatt Place - Sarasota/Bradenton Airport, 950 University Parkway, Sarasota, Florida 34234, on Friday, April 10, 2015, at 11:00 A.M., Eastern Time, and any adjournments or postponements thereof (the “Annual Meeting”). “We,” “our,” “us,” “the Company,” “our Company” and “Rock Creek” each refer to Rock Creek Pharmaceuticals, Inc. and its consolidated subsidiaries. The mailing address of our principal executive office is 2040 Whitfield Ave., Suite 300, Sarasota, Florida 34243. The Proxy Statement, the proxy card and the notice of Annual Meeting are first being made available to stockholders on or about March __, 2015, to holders of record as of February 18, 2015 of our common stock, par value $0.0001 per share, or “common stock.” The solicitation of proxies related to this Proxy Statement is made by and on behalf of our Board of Directors.

If you are unable to attend the Annual Meeting, you will be able to view and listen to the Annual Meeting via the internet. We will broadcast the Annual Meeting as a live webcast at www.virtualshareholdermeeting.com/RCPI2015.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, our stockholders of record on February 18, 2015 will be asked to vote upon the following:

1.	A proposal to elect five directors to the Company’s Board of Directors for one-year terms;

2.	A proposal to approve an amendment (in the event it is deemed by the Company’s Board of Directors to be advisable) to the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio within the range of one-for-five (1:5) to one-for-twenty-five (1:25), as determined by the Board of Directors;

3.	A proposal to approve an amendment to the Company’s 2008 Incentive Award Plan to increase the number of shares available for issuance from 45,200,000 to 60,200,000;

4.	A proposal to ratify the appointment of Cherry Bekaert LLP, as the Company’s independent auditor to audit the Company’s 2015 financial statements;

5.	A proposal to approve an advisory resolution on executive compensation; and

6.	Any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

As of the date hereof, management has no knowledge of any other business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth above.

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VOTING SECURITIES

Record Date; Outstanding Shares; Shares Entitled to Vote

Our Board of Directors has fixed the close of business on February 18, 2015 as the record date, or “Record Date,” for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 199,252,154 shares of common stock issued and outstanding and approximately 598 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the Record Date will be entitled to one vote per share of common stock on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Quorum and Vote Required

The presence, in person or by duly executed proxy, of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting shall constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is present, (1) the members of the Board of Directors must be elected by a plurality of votes properly cast at the Annual Meeting; (2) the proposal to approve an amendment to our Tenth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock must be approved by the affirmative vote of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting; (3) the proposals to approve (a) an amendment to the Company’s 2008 Incentive Award Plan; (b) the ratification of the appointment of Cherry Bekaert LLP as our independent auditor; and (c) such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting, must be approved by the affirmative vote of a majority of the votes properly cast with respect to such proposals at the Annual Meeting; and (4) with respect to the proposal to approve the advisory resolution on executive compensation, the proposal will be approved if the majority of votes cast are in favor of the proposal. While the advisory vote on executive compensation (Proposal 5) is non-binding, our Board of Directors and Compensation Committee, as applicable, will carefully consider the outcome of the vote on this proposal when considering future matters related to executive compensation.

Voting; Proxies; Revocation

Shares of our common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies.

If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted “FOR”:

1.	The proposal to elect five directors to the Company’s Board of Directors for one-year terms;

2.	The proposal to approve an amendment to the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio within the range of one-for-five (1:5) to one-for-twenty-five (1:25), as determined by the Board of Directors;

3.	The proposal to approve an amendment to the Company’s 2008 Incentive Award Plan to increase the number of shares available for issuance from 45,200,000 to 60,200,000;

4.	The proposal to ratify the appointment of Cherry Bekaert LLP, as the Company’s independent auditor to audit the Company’s 2015 financial statements; and

5.	The proposal to approve an advisory resolution on executive compensation.

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If other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

The person who executes a proxy may revoke it at, or before, the Annual Meeting by: (A) delivering to our Secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (B) duly executing, dating and delivering to our Secretary a subsequent proxy; or (C) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Rock Creek Pharmaceuticals, Inc., 2040 Whitfield Ave., Suite 300, Sarasota, Florida 34243, Attn: Corporate Secretary. If your shares of common stock are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.

Abstentions and Broker Non-Votes

Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed votes cast “For” or “Against” a given proposal, and therefore, are not included in the tabulation of the voting results. As such, abstentions, withheld votes, and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of our outstanding common stock present and entitled to vote at the Annual Meeting.

Proxy Solicitation

We are soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding common stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of our Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If a quorum is not present at our Annual Meeting, the Annual Meeting may be adjourned or postponed until a quorum is present by the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Any business may be transacted at the adjourned meeting that might have been transacted at the Annual Meeting originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

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PROPOSAL 1:

ELECTION OF DIRECTORS

Five directors (all of which are current directors) have been nominated for election at the Annual Meeting to serve until the next annual meeting of stockholders or until their respective successors are elected or appointed or until their earlier removal or resignation.

Nominees for election to the Board of Directors shall be elected by a plurality of votes properly cast at the Annual Meeting. Our Board of Directors has no reason to believe that the director nominees listed below will be unable or decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

The Board of Directors recommends that you vote “FOR” all of the nominees listed below.

Nominees for Election at the Annual Meeting

Set forth below are the names of and biographical information pertaining to each person nominated for election to our Board of Directors.

Christopher C. Chapman, Jr. MD, 61. Dr. Chapman has served as a member of our Board of Directors since September 2005 and was elected as President of our Company following the 2013 annual meeting of stockholders held on December 27, 2013. Since its inception in 1999, Dr. Chapman has served as Chairman and Chief Executive Officer of Chapman Pharmaceutical Consulting, Inc., which provides expert medical consultation on the development and management of domestic and global product development programs for biotech, pharmaceutical and medical device products. He served as Senior Director of Medical Affairs with Quintiles/BRI, the largest contract research organization in the U.S., from 1995 until 2000. In that capacity, Dr. Chapman had oversight responsibility for the support of new drug applications, clinical studies and device submissions to the FDA for approval. From 1992 until 1994, Dr. Chapman was Medical Director at Regeneron Pharmaceuticals. He currently serves as Chairman of the Chapman Pharmaceutical Health Foundation. Dr. Chapman is a graduate of the Georgetown University School of Medicine in Washington, D.C.

Dr. Chapman understands the history of our Company and the strategic goals envisioned by management. He has valuable experience with research and development strategies and bringing new drug applications before the FDA (including the IND process). This experience will be key in light of the Company’s shift to focus more on the development, approval and sale of pharmaceutical products.

Michael John Mullan MBBS (MD),PhD, 58. Dr. Mullan has served as a member of our Board of Directors since December 2013. Dr. Mullan was elected as our Chief Executive Officer and Chairman of our Board following the 2013 annual meeting of stockholders held on December 27, 2013. Dr. Mullan is a global leader in biomedical research, particularly Alzheimer’s Disease and related disorders. Until October 2013, Dr. Mullan served as Chief Executive Officer and President of the not-for-profit Roskamp Institute in Sarasota, Florida. Dr. Mullan continues to serve as a board member of the Roskamp Institute. Dr. Mullan also serves as Chief Executive Officer of Archer Pharmaceuticals, Inc. Dr. Mullan has directed numerous drug discovery and development projects and has co-designed and directed numerous clinical trials. In addition, Dr. Mullan has been an author on more than 200 articles on an array of bio-medical topics, including inflammation, novel drug targets and new treatment approaches. Dr. Mullan received his medical degree (MBBS) and PhD in Molecular Genetics from London University.

Dr. Mullan brings a highly unique set of skills to our Board as a seasoned executive, physician and clinical researcher. In light of our Company’s shift to focus more on the development, approval and sales of pharmaceutical products, Dr. Mullan’s scientific background and experience with, and contacts in, the pharmaceutical industry will be a necessary component of the Company’s ongoing corporate transition. Further, Dr. Mullan has important experience acting in a leadership position of large medical research organizations and is well-known and respected in his field.

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Scott P. Sensenbrenner, 45. Mr. Sensenbrenner has served as a member of our Board of Directors since December 2013. Mr. Sensenbrenner has extensive experience in the areas of nutraceutical marketing, supply chain, operations and financial management in the natural products industry. He currently serves as the Chief Executive Officer and a director for Enzymedica Inc., a market leader in the area of enzymes supplementation, and has been in this position since 2009. From 2004 to 2009, Mr. Sensenbrenner acted as Vice President of Marketing and Sales for Thorne Research, and from 2001 to 2004, he served as the Group Director of the Nutrition Division for Perrigo, Inc. Mr. Sensenbrenner led the marketing efforts at Enzymatic Therapy in the 1990’s, when the firm introduced many of the leading products sold in the natural products industry today including Glucosamine, CoQ10, St. John’s Wort, 7Keto, Policosanol, Red Yeast Rice, Standardized Herbs, IP-6, KAVA, and Black Cohosh. In each of these roles, Mr. Sensenbrenner designed and orchestrated business strategies and executed category-changing product introductions. Mr. Sensenbrenner also served as an advisory director of Z Trim Holdings, a public company, from 2006 to 2007. Mr. Sensenbrenner received his Bachelor of Science degree in Journalism from the University of Wisconsin.

Mr. Sensenbrenner’s nutraceutical and pharmaceutical marketing experience will be valuable given that a key component of the Company’s ongoing corporate transition is a focus on market acceptance of pharmaceutical products. Thus, if our Company obtains any requisite regulatory approvals to market pharmaceutical products, we expect Mr. Sensenbrenner will be able to provide the Board and our management with valuable insight and guidance with respect to the marketing of such products.

Lee M. Canaan, 58. Ms. Canaan has served as a member of our Board of Directors since August 1, 2014. Ms. Canaan has been a portfolio manager at Braeburn Capital Partners, LLC, a private investment fund, since September 2003. During her time with Braeburn Capital Partners, Ms. Canaan founded and established the fund’s investment management business. In addition, Ms. Canaan served as the Corporate Development Partner of Quantum Ventures of Michigan, LLC, a private equity firm, from September 2011 to November 2012. Prior to founding Braeburn, Ms. Canaan was on the high yield bond investment team at AIM Management, part of the Invesco family of investment management services. Ms. Canaan began her financial career as an analyst and investment manager in the corporate treasury operations of ARCO, a Fortune 100 oil and gas company acquired by BP in 2000. Prior to that, she was a geophysicist for AMOCO Production Company.  Ms. Canaan received an MBA in Finance from The Wharton School at the University of Pennsylvania, a Masters in Geophysics from the University of Texas at Austin, and a BS in Geological Sciences from the University of Southern California. She currently holds the Chartered Financial Analyst (CFA) designation.

Ms. Canaan is on the board of Panhandle Oil and Gas (NYSE:  PHX), where she serves on the Governance and Nominating (chairman) and Audit committees.  She also served as a director of Equal Energy Ltd. (NYSE: EQU) and was a member of the Audit and the Reserves committees from May 2013 until the company was sold in July 2014.  Previous public company board service includes Noble International (NASDAQ:  NOBL) and Oakmont Acquisition Corporation (AMEX:  OMAC).

Ms. Canaan understands the history of our Company from the perspective of both a long-time shareholder and professional investment manager. Her extensive experience in the public and private capital markets as well as financial analysis, mergers and acquisitions, and prior public-company board experience will be valuable to our Company’s Board of Directors in its efforts to finance our pharmaceutical development and evaluate potential partnering or other strategic activities.

Edward J. McDonnell, 69. Mr. McDonnell has served as a member of our Board of Directors since August 1, 2014. Mr. McDonnell has been the President of Compliance Management Consulting, an independent consulting practice providing expert witness services, regulatory vulnerability assessments, and compliance management consulting services to FDA regulated industries, since 2000. Mr. McDonnell also worked at the FDA for more than 27 years, in positions such as District Director, New England District Office (1987-1994), Director, Division of Compliance Programs (1977-1987), and Special Assistant to the Director, Office of Compliance (1975-1977).

Mr. McDonnell’s extensive experience in working with the FDA and with FDA regulated industries will be valuable to our Company’s Board of Directors as our Company focuses on the development and approval of pharmaceutical products in connection with its ongoing corporate transition.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors had six members as of December 31, 2014, however, one of our Board members, Benjamin M. Dent, resigned from the Board effective January 31, 2015 to assume the position of Chief Financial Officer and Vice President of Operations for our Company effective February 1, 2015. Our Company currently has five Board members, all of which were elected at the November 21, 2014 annual meeting of stockholders. As of the date of this Proxy Statement, our Company has commenced a search for a sixth (6th) director to replace Mr. Dent.

Our Board of Directors

Our Board of Directors held fifteen meetings during 2014, which were attended by all of the members of the Board. Each member of a committee of our Board attended all of their respective committee meetings during the period he or she served thereon in 2014. All directors are expected to attend each meeting of the Board of Directors and the meetings of the committees on which they serve, and are also encouraged to attend the annual meeting of stockholders. Our Board held two meetings during 2015 through February 18, 2015.

Although we have not to date developed a formal process whereby stockholders can communicate directly with members of our Board of Directors, we believe that the informal process whereby stockholders communicate with our Secretary, who subsequently relays such communications to our Board of Directors, has adequately served the stockholders’ needs with regard to communications with our Board of Directors and is appropriate given the size of our Company.

Director Independence

The standards relied upon by our Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of The Nasdaq Capital Market are the standards set forth in the Nasdaq Marketplace Rules and the applicable listing requirements thereof. In addition, no director will qualify as independent unless our Board of Directors affirmatively determines that the director has no relationship that may interfere with the director’s exercise of independent judgment.

Our Board, in applying the above-referenced standards, affirmatively determined that the following current and former members of our Board are, or were during their terms on the Board, independent: Lee M. Canaan, Benjamin M. Dent (until his resignation to assume an executive position with the Company), Scott P. Sensenbrenner and Edward J. McDonnell. It was further determined that Dr. Michael J. Mullan and Dr. Christopher Chapman were not independent by virtue of their positions as executive officers of our Company.

In addition, Ms. Naomi Whittel, who was elected to our Board of Directors in December 2013 and resigned from our Board of Directors on February 10, 2014, was considered to be independent during her time on the Board. Likewise, Mr. Thomas Wilson, who was not re-nominated to our Board in 2014, was considered independent during his time on the Board.

As part of the Board of Director’s process in making independence determinations, each director that has been determined to be independent has provided responses to questionnaires confirming that (i) all of the above-cited objective criteria for independence are satisfied and (ii) he or she has no other relationship that could interfere with his or her ability to exercise independent judgment.

As of the date of this proxy statement, the Company has commenced a search for an additional independent director to replace Mr. Dent.

Board Leadership Structure

We do not have a policy with regard to whether the offices of Chairman of the Board and Chief Executive Officer may or may not be held by the same individual. Our governing documents permit the Chairman and Chief Executive Officer to be the same or different individuals, which provides the Board of Directors the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and Chief Executive Officer of the Company are currently held by Dr. Michael J. Mullan.

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We believe that this Board leadership structure is appropriate for our Company at this time, in that the combined role of the Chairman of the Board and the Chief Executive Officer promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan, while also providing for effective oversight by an independent Board. We believe the Chief Executive Officer is in the best position to focus the independent directors’ attention on the issues of greatest importance to the Company and its stockholders. We believe these factors are particularly important in light of the ongoing corporate transition, and the importance of Dr. Mullan being able to set the agenda for the Company. We believe that our overall corporate governance policies and practices combined with the strength of our independent directors minimize any potential conflicts that may result from combining the roles of our Chairman of the Board and our Chief Executive Officer. As part of its annual self-assessment, the Board will consider whether the current leadership structure continues to be optimal for the Company and its stockholders. The Company does not have a lead independent director at this time, although it anticipates that a lead independent director will be elected during 2015.

Risk Oversight

Our Board is involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the standing committees of the Board, each of which is responsible for overseeing and managing the risks associated with its particular area of responsibility.

The Committees of the Board of Directors

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating Committee. The discussion below relates to the members of these committees during 2014 and as of the date hereof, and activities of these committees during 2014.

The Audit Committee. Initially during 2014, our Audit Committee consisted of Mr. Dent, who served as Chairman until his resignation to assume the roles of Chief Financial Officer and Vice President of Operations with the Company effective February 1, 2015, Mr. Sensenbrenner, and Mr. Wilson (until his departure from the Board effective November 21, 2014). Lee M Canaan was elected to the Audit Committee effective November 21, 2014 to replace Mr. Wilson, and Mr. McDonnell was elected to the Audit Committee effective February 1, 2015 to replace Mr. Dent. Our Board has determined that each of the current Audit Committee members qualifies as an independent director under the applicable Nasdaq listing requirements and SEC rules and regulations and that each of the aforementioned prior members qualified as an independent director at the time he or she served.

The Audit Committee met five times during 2014. The Audit Committee and our Board of Directors have adopted a charter for the Audit Committee setting forth the structure, powers and responsibilities of the Audit Committee. A copy of the current Audit Committee charter was attached as Appendix A to our definitive proxy statement filed on October 17, 2014.

Pursuant to the charter, the Audit Committee is comprised of at least three members appointed by our Board of Directors, each of whom satisfies the requirements of financial literacy. The Audit Committee of our Board determined that Mr. Dent was, and Ms. Canaan is, an “audit committee financial expert,” as that term is defined under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” Under its charter, the responsibilities of the Audit Committee include:

•	annually selecting and reviewing with our Board of Directors the selection of our Company’s independent auditors;

•	reviewing and discussing with management significant accounting matters;

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•	approving our audited financial statements to be included in our Company’s Annual Report on Form 10-K; and

•	pre-approving all audit and non-audit services and fees associated with our independent auditors.

The Compensation Committee. During 2014, the Compensation Committee of our Board consisted of Mr. Wilson, who served as the Chairman until his departure from the Board on November 21, 2014 and who was replaced at such time by Mr. McDonnell, Mr. Sensenbrenner, who was elected Chairman by the Board of Directors on November 21, 2014, and Mr. Dent until November 21, 2014, when he was replaced by Ms. Canaan by election of the Board on November 21, 2014. Our Board determined that each of Mr. Wilson, Mr. Dent, Mr. Sensenbrenner, Ms. Canaan, and Mr. McDonnell qualify or qualified during his or her time on the Committee as an independent director within the meaning of the applicable Nasdaq listing requirements. The Compensation Committee met five times during 2014.

The Compensation Committee and our Board of Directors have adopted a charter for the Compensation Committee setting forth the structure, powers and responsibilities of the Compensation Committee. A copy of the current Compensation Committee charter was attached as Appendix B  to our definitive proxy statement filed on October 17, 2014.

The Compensation Committee is responsible for:

•	recommending to the Board of Directors salaries, bonuses and other forms of compensation for our executive officers, including without limitation, stock options, restricted shares and other forms of equity compensation;

•	considering and adopting changes in our compensation structure as applicable to all nonexecutive officer employees, including, but not limited to, salaries and benefits;

•	recommending changes in director and officer indemnification;

•	performing such duties and exercising such authority as may be assigned to a committee of the Board of Directors, under the terms of our equity incentive and bonus plans; and

•	performing such other duties and exercising such other authority as may be assigned from time to time to the Compensation Committee by our Board of Directors.

The Nominating Committee. Our Nominating Committee consisted of Messrs. Dent (until November 21, 2014 whereupon he was replaced by Ms. Canaan), Sensenbrenner (who served as Chairman until November 21, 2014), and Wilson (until his departure from the Board on November 21, 2014, whereupon he was replaced by Mr. McDonnell). Ms. Canaan is the Chairman of the committee. Our Board has determined that Messrs. Dent, Sensenbrenner, Wilson, and McDonnell, and Ms. Canaan all qualify or qualified during their time on the Committee as independent directors within the meaning of the applicable Nasdaq listing requirements. The Nominating Committee met in conjunction with a Board meeting one time in 2014.

Our Board of Directors has adopted a charter for the Nominating Committee, setting forth the structure, powers and responsibilities of the Nominating Committee. A copy of the current Nominating Committee charter was attached as Appendix C  to our definitive proxy statement filed on October 17, 2014.

The Nominating Committee has the authority to nominate persons to stand for election to our Board of Directors. The Nominating Committee may consider the following criteria, as well as any other factors the Committee deems appropriate, in recommending candidates for election to our Board of Directors: (i) personal and professional integrity; (ii) business judgment; (iii) experience in management and in our industry; (iv) experience as a board member of another publicly held company; and (v) academic expertise in an area of our Company’s operations.

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The Nominating Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. The Nominating Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, the Nominating Committee will consider stockholder recommendations for nominees for director, although there are no formal procedures for stockholders to nominate persons to serve as directors. The Nominating Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other nominees. If the Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it may include the candidate in the pool of candidates under consideration for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of our stockholders. Once the Nominating Committee has identified prospective nominees, it will solicit background information on the candidates and then interview and evaluate the candidates. The Nominating Committee will then report to the Board.

Board of Directors Compensation

In compensating directors, our Company has sought to use a combination of payments for participation in director and committee meetings, initial anniversary stock option grants and periodic stock option grants. The combination of payments for meeting attendance and stock option grants is intended to motivate and align the interests of the directors with those of our Company. Also, we have sought to use the combination of payments to directors for attendance at meetings and stock option grants to attract directors who have particular skills and expertise that would complement our Company’s mission, particularly in the areas of finance, new product development, medical research, and other health-related areas.

Each of our Company’s independent directors, as so classified by our Board of Directors as described above, or the “Independent Directors,” is granted a stock option to purchase up to 50,000 shares of our common stock on the date such Independent Director is first elected to the Board of Directors, vesting in equal installments on each of the first two anniversaries of the date of grant. As an annual retainer, each Independent Director additionally receives a stock option to purchase up to 50,000 shares of our common stock granted on each anniversary of such Independent Director’s initial election to the Board of Directors, exercisable immediately. Each Independent Director also receives a payment of $4,500 for participation in each meeting of the Board of Directors and any committee meeting attended in person and $3,500 for participation in each meeting of the Board of Directors and any committee meeting attended telephonically, subject to a cap of $6,000 for multiple in-person or telephonic meetings on the same day. Additionally, the chairman of the Audit Committee is to receive a separate fee of $20,000 per year for services in that capacity, although the fee has been waived at times in the past, and the chairman of the Compensation Committee is to receive a separate fee of $15,000 per year for services in that capacity.

Directors who are employees of our Company receive compensation in their capacity as employees but do not receive any compensation for Board or committee meetings, nor do they receive the “options package” made available to individuals serving as Independent Directors.

The following table sets forth, for our Company’s 2014 Independent Directors, certain information regarding fees earned and equity awards granted during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Option Grant Date Fair Value ($)(2)	Total ($)
Lee M. Canaan(3)	32,500	14,000	46,500
Benjamin M. Dent(3)	110,000	5,650	115,650
Edward J. McDonnell(3)	24,500	14,000	38,500
Scott P. Sensenbrenner (3)	94,750	5,650	100,400
Naomi Whittel(4)	4,500	-	4,500
Thomas L. Wilson(5)	86,250	-	86,250

(1)	This column represents the amount of compensation earned by each 2014 Independent Director during 2014 in the form of director fees.

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(2)	Amounts represent the grant date fair value of the stock options. For the assumptions used in calculating the value of these awards, see Note 8 to our consolidated financial statements included in Item 15 of the Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Ms. Canaan and Mr. McDonnell were elected to the Board on August 1, 2014. Ms. Canaan, Mr. Dent, Mr. McDonnell and Mr. Sensenbrenner were elected to serve one year terms as director at our annual stockholder meeting held on November 21, 2014. Effective February 1, 2015, Mr. Dent resigned from the Board to assume the role of Chief Financial Officer and Vice President of Operations for the Company.

(4)	Ms. Whittel was elected to the Board at our annual meeting held on December 27, 2013. She resigned from our Board on February 10, 2014, and her stock options, which had not yet vested, were terminated on that date.

(5)	Mr. Wilson’s term as a director ended at our annual meeting of stockholders held on November 21, 2014.

The following represents the number of options granted to each 2014 Independent Director in 2014 and the total number of options held by each such Independent Director as of December 31, 2014.

Name	Options Granted 2014	2014 Vested Options	Option Exercise Price ($)	Option Expiration Date	Total Options Outstanding as of December 31, 2014
Lee M. Canaan(1)	50,000	-	0.37	8/1/24	50,000
Benjamin M. Dent	50,000	75,000	0.15	12/27/24	100,000
Edward J. McDonnell(1)	50,000	-	0.37	8/1/2024	50,000
Scott P. Sensenbrenner(1)	50,000	75,000	0.15	12/27/24	100,000
Naomi Whittel(2)	-	-	-	-	-
Thomas L. Wilson(3)	-	-	-	-	-

(1)	Ms. Canaan and Mr. McDonnell were elected to the Board on August 1, 2014. Initial stock options awarded to directors vest over a two year period, therefore, none vested in 2014. The shares vesting in 2014 for Mr. Dent and Mr. Sensenbrenner include 50% of the shares from their initial grants on December 27, 2013 and their anniversary grants of 50,000 shares in 2014.

(2)	Ms. Whittel resigned from our Board of Directors on February 10, 2014.

(3)	Mr. Wilson’s term as a director ended at the 2014 Annual Meeting held on November 21, 2014.

Compensation Committee Interlocks and Insider Participation

Except for Mr. Dent, who now serves as an executive officer of our Company, no director who served on our Compensation Committee during 2014 has served as an officer or employee of our Company at any time. None of our executive officers served during 2014 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

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SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 18, 2015, certain information with respect to the beneficial ownership of our Company’s common stock by each beneficial owner of more than 5% of our Company’s common stock, each director, each current named executive officer, and all directors and executive officers of our Company as a group. As of February 18, 2015, there were 199,252,154 shares of our Company’s common stock outstanding.

Name	Shares Beneficially Owned(1)	Percentage Owned(2)
Current Named Executive Officers
Michael J. Mullan(3)	1,000,000		*
Christopher C. Chapman, Jr. M.D.(4)	1,075,000		*
Benjamin M. Dent(5)	75,000		*
Directors Who Are Not Named Executive Officers
Lee M. Canaan(6)	-	-
Edward J. McDonnell(7)	-	-
Scott P. Sensenbrenner(8)	75,000		*
All Directors and Executive Officers as a Group (6 Persons)(9)	2,225,000	1.1%
Other Beneficial Owners of 5% or More of the Outstanding Common Stock of the Company
PV Partners LP(10)	10,721,693	5.38%

* Denotes less than 1% beneficial ownership.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them. Unless otherwise noted, the address for each of the above stockholders is c/o Rock Creek Pharmaceuticals, Inc., 2040 Whitfield Ave., Suite 300, Sarasota, Florida 34243.

(2)	The “Percentage Owned” calculations are based on the outstanding shares of our common stock as of February 18, 2015.

(3)	Includes 1,000,000 shares that Dr. Mullan has the right to acquire upon exercise of stock options.

(4)	Includes 1,075,000 shares that Dr. Chapman has the right to acquire upon exercise of stock options.

(5)	Mr. Dent was granted a stock option for 50,000 shares upon his election to our Board of Directors at our 2013 annual meeting of stockholders. Those option shares vest in 25,000 share increments on December 27, 2014 and December 27, 2015. He also received his Board of Director anniversary grant of options to purchase 50,000 shares on December 27, 2014.

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(6)	Ms. Canaan was granted a stock option for 50,000 shares upon her appointment to our Board of Directors on August 1, 2014. Those option shares will vest in 25,000 share increments on August 1, 2015 and August 1, 2016.

(7)	Mr. McDonnell was granted a stock option for 50,000 shares upon his appointment to our Board of Directors on August 1, 2014. Those option shares will vest in 25,000 share increments on August 1, 2015 and August 1, 2016.

(8)	Mr. Sensenbrenner was granted a stock option for 50,000 shares upon his election to our Board of Directors at our 2013 annual meeting of stockholders. Those option shares vest in 25,000 share increments on December 27, 2014 and December 27, 2015. He also received his Board of Directors anniversary grant of options to purchase 50,000 shares on December 27, 2014.

(9)	Includes 2,225,000 shares of common stock that the directors and officers have the right to acquire upon the exercise of options.

(10)	Based on a Schedule 13G filed on February 13, 2015, includes 9,861,897 shares held by PV Partners LP and 859,796 shares held by Scott P. Peters RRA. Scott P. Peters is the General Partner of PV Partners LP and therefore may be deemed to have voting and dispositive power over the shares held by PV Partners LP. The address for this stockholder is 3 Harbor Drive, Suite 213, Sausalito, CA 94965.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2014, with respect to our equity compensation plans under which our common stock is authorized for issuance:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted- Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Column a) (c)

Equity Compensation Plans Approved by Stockholders	25,475,000	$2.12	-

As of February 6, 2015, the Company had no available securities remaining under the plans as a result of option and share grants made under the plans after December 31, 2013 and as a result of an increase in the number of shares that are potentially issuable to our Company’s Chief Executive Officer and President under existing contingent performance-based grants.

EXECUTIVE OFFICERS

Set forth below are the names of and biographical information for each of our executive officers.

Christopher C. Chapman, Jr. MD, 61. For biographical information on Christopher C. Chapman, see “Nominees for Election at the Annual Meeting.”

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Benjamin M. Dent, 63. Mr. Dent served as a member of our Board of Directors from December 2013 until February 1, 2015, at which time he began to serve as our Chief Financial Officer, Vice President of Operations, and Secretary. Mr. Dent has held leadership positions with a number of public and privately-held companies across business sectors. Mr. Dent served as Chief Financial Officer of SADAR 3D from 2012 to 2013, Senior Vice President and Chief Financial Officer for Carbolytic Materials Company from 2011 to 2012, Chief Executive Officer for PBM Consulting (Mr. Dent’s own consulting firm, now known as The Dent Consulting Group LLC) from 2010 to the present, and Vice President and Chief Financial Officer of Moark, LLC from 2005 to 2009. From 1997 to 2001, Mr. Dent held senior leadership and accounting positions with Solutia, Inc. and Capsugel, a business unit of Pfizer, Inc., and acted as a management consultant for a Lehman Brothers Investment Management Portfolio Company. Mr. Dent was named to the 2012 list of “ Worldwide Who’s Who in Excellence in Finance ..” Mr. Dent has served as an adjunct professor at St. Louis University in the graduate entrepreneurial management program. Mr. Dent received his undergraduate degree and MBA from the University of South Carolina and is a Certified Management Accountant.

Mr. Dent has extensive experience in finance, accounting and capital funding for both private and public companies, including acting as a Chief Financial Officer. This experience will be particularly important as the Company implements strategies to finance its expected pharmaceutical development efforts.

Michael John Mullan MBBS (MD), PhD, 58. For biographical information on Michael John Mullan, see “Nominees for Election at the Annual Meeting.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis relates to the material elements of compensation awarded to, earned by, or paid to the individuals listed in the Summary Compensation Table, sometimes referred to as our named executive officers or “Named Executives,” for 2014. This compensation discussion and analysis also discusses events that took place prior or subsequent to 2014 to the extent they are material to understanding 2014 compensation.

Overview

During 2014, the Company experienced a series of significant changes in its business, operations, and leadership. These transitions included a change in executive management that began in December 2013 and continued through February 2015, a change in the business of the Company from being a company focused primarily on sales of dietary supplements and cosmetics to a company focused exclusively on pharmaceutical development, a consolidation and relocation of the Company’s executive offices, and a substantial reduction in the number of persons employed by the Company. Also in December 2013, an entirely new Board of Directors (with the exception of one director) was elected.

In connection with the foregoing changes, the following are some highlights from 2014 that may be relevant to an understanding of the Company’s current executive compensation programs:

●	Dr. Michael M. Mullan, our Chairman and Chief Executive Officer, and Dr. Christopher C. Chapman, our President, entered into executive employment agreements with the Company in December 2013 that have remained in place through the date of this Proxy Statement. The terms of these employment agreements are described below. However, as described in more detail below, based on the significant changes experienced by the Company since December 2013 and the Company’s limited capital resources, the Compensation Committee and Drs. Mullan and Chapman anticipate that certain mutually agreed-upon changes may be made to such employment agreements during 2015 in order to reflect the changes occurring since December 2013.

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●	Two of our Named Executives, Paul L. Perito and David Dean, ceased to be employees of our Company as of May 2014 and June 2014 , respectively, and entered into separation agreements with our Company, as described below. The compensation paid to Messrs. Perito and Dean during 2014 prior to their separation was based on employment agreements entered into prior to the above-described management and business changes.

●	Park A. Dodd, our Chief Financial Officer, Treasurer, and Secretary, retired from his employment with the Company effective January 31, 2015, and he was replaced by Benjamin M. Dent, a former director of our Company and former chair of the Audit Committee of our Board of Directors. Although Mr. Dent was not a Named Executive for 2014, his compensation is described below.

●	There were several changes to the composition of our Compensation Committee, as described below.

Compensation Objectives and Elements

In establishing compensation for our Company’s executive officers, our objectives are to:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure that the compensation for senior executive officers is aligned with our Company’s corporate strategies, business objectives and long term interests; and

•	enhance the incentive of our Company’s executive officers to maximize stockholder value by providing opportunities for direct ownership in our Company through awards of stock options and stock grants.

In furtherance of such objectives, we have historically provided, and expect to continue to provide, different elements of compensation that are intended to best promote these objectives. These elements are comprised of:

•	base salaries;

•	annual performance-based cash bonus compensation;

•	stock awards and stock option awards; and

•	other benefits and perquisites.

Immediately prior to the change in our Board and management in December 2013, our prior Board of Directors (the “Prior Board”) negotiated employment agreements with Drs. Mullan and Chapman in December 2013 that contain a combination of base salary, a potential performance cash award during their first year of employment based on the completion of pre-market testing of a time-released version of Anatabloc®, and performance-based stock options and stock awards. The Prior Board structured those agreements to minimize cash payments and to focus incentive awards on issuance of stock options and stock grants. In developing Drs. Mullan’s and Chapman’s employment agreements, the Prior Board was driven primarily by considerations relating to the ability to attract and retain individuals who could help our Company carry out its long-term objectives to promote the maintenance of a healthy metabolism and lifestyle and, in the case of Drs. Mullan and Chapman, to expand and expedite our efforts in the drug development area. The determinations also involved an assessment of the Company’s progress in obtaining and protecting the intellectual property of which we are the exclusive owner or licensee, and the licensing of that technology, our success in introducing to the market nutraceuticals and pharmaceuticals through RCP Development, and our success in generating revenue from the licensing of our proprietary technology. The elements of Drs. Mullan’s and Chapman’s employment agreements are described in more detail below.

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In making executive compensation decisions, our Board of Directors has given its Compensation Committee the primary authority to determine the compensation awards available to our Company’s executive officers, and the Compensation Committee, in turn, makes recommendations on compensation levels to the Board for its approval after undertaking an analysis of appropriate levels of compensation for our executive officers. To aid the Compensation Committee in making its determinations, on a yearly basis the Compensation Committee is generally provided an analysis of the compensation levels of our executive officers based on the review of job functions and job responsibilities that have been assumed by particular executive officers and compensation ranges available in comparable positions for individuals with like training and experience.

In connection with the consideration by the Prior Board of employment contracts for Drs. Mullan and Chapman, the Prior Board, at the request of our Compensation Committee, retained CompensationGPS to provide the Compensation Committee with compensation data and other information as related to the proposed terms of Drs. Mullan’s and Chapman’s employment arrangements, including comparing such terms to both public and private companies in industries similar to the Company, and to advise the Compensation Committee as to the reasonableness of such terms. CompensationGPS is an independent compensation consulting firm that had no previous relationships with either the Company or any of its directors and officers, and was retained at the request of the Compensation Committee solely in relation to the matters discussed above.

Due to changes in the Compensation Committee during 2014 and because the compensation levels of the Named Executives were established by the Prior Board and also because the change in the Company’s business during the year did not lend itself to the ready identification of peer companies until near the end of 2014, the Compensation Committee did not perform a formal executive compensation analysis in 2014. However, at the end of 2014, the members of the Compensation Committee began the process of identifying peer companies and industries and expects to complete a more formal compensation analysis during 2015. Given the new focus of our Company on the drug development area, going forward we expect we will consider the appropriate industry comparison based on the business activities of our Company as they existed at the end of 2014 and that a formal executive compensation analysis will be performed during 2015. The Compensation Committee will review the results of this analysis and make its recommendation to the Board of Directors with respect to appropriate compensation levels.

Base Salary

In 2014, as provided in their respective employment agreements, the base salary of Dr. Mullan was $600,000, and the base salary of Dr. Chapman was $300,000. The employment agreements for Drs. Mullan and Chapman also provide that, effective December 27, 2014, their base salaries were scheduled to be automatically increased by $150,000 and $75,000, respectively. However, in view of the Company’s limited financial resources during the last fiscal quarter of 2014 and into the beginning of 2015, beginning on December 2, 2014, Drs. Mullan and Chapman have voluntarily agreed to defer the payment of their base salaries and they anticipate that they will continue to do so through at least February 28, 2015 and perhaps even longer. On February 20, 2015, our Board of Directors and Compensation Committee approved the payment of such deferred salary (net of taxes withheld and other legally required withholdings) in shares of Company common stock to be issued under the Company’s 2008 Incentive Award Plan based on the value of the Company’s shares as of the relevant payment date, with the first such payment to occur on the Company’s first payroll date on or after April 17, 2015. On such payroll date, all deferred salary (net of withholdings) through such date will be paid to Drs. Mullan and Chapman in shares of our common stock based on the fair market value of the Company’s common stock on such date, and if the salary deferral continues through subsequent dates, the shares will be issued on subsequent payroll dates based on the fair market value of the Company’s common stock on such payroll dates.

Mr. Dent was not employed by our Company in 2014, but effective February 1, 2015, he became employed on at at-will basis at a base salary of $180,000 plus reimbursement of up to $20,000 for actual out-of-pocket moving expenses in connection with his move to the location of the Company’s executive office in Sarasota, Florida from his home in St. Louis, Missouri. Mr. Dent does not have an employment agreement with the Company, but rather entered into an at-will offer letter upon the commencement of his employment.

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Ancillary Bonuses

The Company did not pay any discretionary bonuses to any executive officers of the Company during or with respect to 2014, as the Compensation Committee has determined that the performance of the Company did not warrant any such bonuses.

As part of the employment agreements entered into with Drs. Mullan and Chapman in December 2013, they would have been entitled to an ancillary cash bonus of $150,000 and $75,000, respectively, in 2014 upon our Company’s completion of pre-market testing of a time-release version of Anatabloc . As described below under “Potential Modification of Employment Agreements”, our Compensation Committee has expressed a concern that, even though this bonus condition may have technically been achieved in 2014, the payment of this bonus in light of the subsequent discontinuance of sales of Anatabloc is inconsistent with the purpose of the bonus. Therefore, as described below, Drs. Mullan and Chapman have agreed to temporarily waive any potential right to this bonus until they and the Compensation Committee are able to complete discussions regarding various potential modifications to their employment agreements.

Mr. Dent is eligible for a performance-based bonus up to an amount equal to 30% of his base salary for 2015 based on performance criteria to be established by the Compensation Committee, but the Compensation Committee has not yet established such criteria.

We have traditionally paid an ancillary annual holiday bonus in the amount of $1,500 to our executive officers, except for our Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), and at times our Chief Financial Officer (“CFO”). An identical bonus has been paid to our other employees. Such bonuses have been paid as part of a long-standing holiday bonus policy and are not based on executive officers meeting achievement or performance goals. However, the ancillary holiday bonus was not paid in 2014 based on the Company’s limited capital resources.

Equity Incentive Awards

While our Board of Directors believes that compensating our executive officers with equity awards helps align the interests of our executive officers with that of our stockholders and enhances the incentive of our Company’s executive officers to maximize stockholder value, our Board of Directors recognizes that the number of our shares owned by any director or executive is a personal decision and has not adopted a policy requiring ownership by directors or executives of a minimum number of our shares.

Our executive officers, along with our other employees, are eligible to participate in the award of stock options or restricted or unrestricted stock grants or stock appreciation rights under our 2000 Equity Incentive Plan and our 2008 Incentive Award Plan. However, to date, we have only granted stock options and not shares of restricted or unrestricted stock or stock appreciation rights to our executive officers.

As part of the employment agreements entered into with Drs. Mullan and Chapman on December 27, 2013, our Prior Board, upon recommendation of the Compensation Committee of the Prior Board, granted awards of stock options to Drs. Mullan and Chapman in the amounts of 6,000,000 and 3,000,000 shares, respectively, and potential future stock awards with a value of $2.5 million and $1.25 million, respectively, which in the case of the stock grants will be based on our Company’s closing stock price on the day prior to the vesting of such awards. Of the stock options granted to Drs. Mullan and Chapman, 1,000,000 and 500,000 shares, respectively, vested on the date of the grant and are not subject to any performance conditions. The employment agreements for Drs. Mullan and Chapman provide the following criteria for vesting upon the attainment of the performance goals for the remaining stock option and stock grant awards.

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Rock Creek Pharmaceuticals, Inc.

Performance Criteria and Allocations for Option Vesting and Stock Payments

	Dr. Mullan		Dr. Chapman
	Option Vesting	Value of Stock Payments	Option Vesting	Value of Stock Payments
1. Date of the Company’s first Investigational New Drug (IND) and/or Clinical Trial Application (CTA) filing occurring after December 27, 2013	1 million shares	$500,000	500,000 shares	$250,000

2. Last day of first calendar quarter occurring after December 27, 2013 within which the Company’s cash receipts attributable to operations of the Company’s consumer products line of business exceeds expenses (without regard to overhead) attributable to such operation	1 million shares	$500,000	500,000 shares	$250,000

3. Last day of the first calendar quarter occurring after December 27, 2013 within which earnings of the Company (without regard to interest, depreciation, amortization or taxes) is reported as positive	1 million shares	$500,000	500,000 shares	$250,000

4. Date of commencement of human clinical trials with respect to the Company’s first IND and/or CTA filing occurring after December 27, 2013	2 million shares	$1,000,000	1 million shares	$500,000

Notwithstanding the above and as described below under “Potential Modification of Employment Agreements”, the Compensation Committee and Drs. Mullan and Chapman have mutually agreed to defer any payment or vesting of the above stock awards and options until the Compensation Committee and Drs. Mullan and Chapman complete their discussions with the Compensation Committee regarding potential changes to their employment agreements.

At December 31, 2014, there were 25,475,000 options issued and outstanding with a weighted average exercise price of $2.12 per share.

Benefits Plans

In order to attract and retain individuals who are capable of carrying out and enhancing our mission, we have provided certain benefits and perquisites to our senior executives that we believe are comparable to those generally available to senior management and were available to those executives in previous positions. In the case of our CEO, our President and our former CEO and COO, these benefits and perquisites have included the items listed below. Where noted, such benefits also have been provided to other executive officers:

•	reimbursement for life insurance coverage in the amount of $10 million for our CEO, $5 million for our President, and $1 million for our (now former) General Counsel;

•	additional disability insurance for our CEO, President and (now former) General Counsel;

•	a Company automobile allowance for our CEO and President and reimbursement of automobile expenses for our (now former) Vice President of Sales and Marketing;

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•	monthly or annual club membership dues for our CEO and President; and

•	reimbursement for the cost of outside counsel retained by our CEO and President in connection with advice and counsel related to the negotiation, drafting, and execution of their employment agreements.

Potential Modification of Employment Agreements

As of the date of this Proxy Statement, our Compensation Committee has determined that certain elements of Dr. Mullan’s and Dr. Chapman’s employment agreements should be modified to take into account the above-described changes that have occurred with respect to the Company since December 2013. In particular, the Compensation Committee believes that the provisions of such employment agreements calling for an automatic base salary increase effective December 27, 2014 and the cash bonus for pre-market testing of a time-release version of Anatabloc are unduly burdensome to the Company in view of the Company’s limited cash resources. Additionally, the Compensation Committee believes that the milestones that trigger the above-described performance-based stock awards and option vesting for Drs. Mullan and Chapman are either ill-suited for the Company’s current business or consume an undue amount of shares under the Company’s 2008 Incentive Award Plan as currently structured.

Because the elements of Drs. Mullan’s and Chapman’s compensation are prescribed by their employment agreements, any modifications to these elements will be subject to mutual written agreement. However, in anticipation of potential modifications and in order to conserve cash resources, Drs. Mullan and Chapman have agreed to temporarily defer their base salaries for a period of time as described above and to accept shares in lieu of deferred salary upon the terms described above. In addition, they have agreed to defer the payment of any cash bonuses and performance-based stock awards (and the vesting of their performance-based option awards) to which they may be otherwise entitled under their employment agreements until such time as they and the Compensation Committee have completed discussions regarding the potential amendment or modification of their employment agreements.

Other Employment Agreement Provisions and Severance Arrangements

The executive employment agreements with Drs. Mullan and Chapman contain severance provisions that provide for continued payments of salary and benefits through the term if the agreements are terminated without “Cause” or if either Dr. Mullan or Dr. Chapman resigns for “Good Reason”. In addition, in those circumstances equity awards granted to either Dr. Mullan or Dr. Chapman would be retained with the possibility of vesting if the performance targets discussed above are met. Upon a termination of employment for death or disability, Dr. Mullan or Dr. Chapman, as applicable, would be entitled to continued salary and benefits for the one-year period following death or disability and all then-outstanding equity awards would become fully vested. Upon a change in control of our Company, Dr. Mullan and Dr. Chapman would be entitled to receive a lump sum payment of $2.5 million and all then-outstanding equity awards would become fully vested and accelerate.

Under the terms of Mr. Dodd’s employment agreement, he was entitled to severance payments equal to six months base salary, based on his average salary over the preceding twelve months or lesser period as applicable, in the event the agreement was terminated without “Cause” or for “Good Reason”, as defined in the agreement. Any severance payments would be made at the same time and in the same manner as salary payments would have been paid to Mr. Dodd during the term of his agreement. Mr. Dodd retired from the Company in January 2015 and no severance is due to him.

The employment agreements with Drs. Mullan and Chapman and our other executive officers each contain (or contained, as applicable) noncompetition covenants following the termination of employment as well as covenants relating to the treatment of confidential information disclosed to them during their employment with our Company. The noncompetition covenants prohibit these individuals from owning a company or accepting employment with an entity that competes in the same field as our Company or soliciting business of the same or similar type being carried on by our Company for a period of one year following termination of employment.

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In 2014, the Company entered into separation agreements with Messrs. Perito and Dean in connection with their ceasing to be employed by the Company. Under a May 2014 separation agreement with Mr. Perito, the Company agreed to pay Mr. Perito severance compensation of $2.5 million in 8 equal quarterly installments of $312,500 each. The first two installments have been paid to Mr. Perito. The remaining quarterly installments are payable, at the option of the Company, in cash or shares of Company common stock on the last day of each calendar quarter.  If paid in shares of Company common stock, the number of shares to be granted to Mr. Perito will be based on the closing price of the Company’s common stock on the first trading day immediately preceding the grant date.  Shares issued as severance compensation will be issued pursuant to the Company’s 2008 Incentive Award Plan as vested unrestricted shares, unless the shares are ineligible for issuance under such plan at the time of issuance, in which case the Company may issue restricted shares to Mr. Perito with certain limitations.  In the event of a change of control of the Company prior to the payment in full of the severance compensation, all remaining severance compensation installments will become immediately due and payable on the 10th business day following a change in control. As of February 18, 2015, we were past due in the payment of $625,000 in severance to Mr. Perito, and the Company and Mr. Perito are engaged in discussions regarding the payment of his severance in shares of Company common stock (unless the Company elects to use cash), which would be paid under the 2008 Incentive Award Plan beginning in April 2015.

Under a June 2014 separation agreement with Mr. Dean, the Company agreed to pay Mr. Dean salary continuation payments for eighteen (18) months after the date of the agreement based on his yearly base compensation of $295,000 (plus an additional $56,730 in accrued vacation pay), with the first six months of salary continuation payments being paid in cash in accordance with the Company’s customary payroll practices.  The remaining salary continuation payments are payable in four quarterly installments in, at the option of the Company, cash or shares of Company common stock on December 31, 2014, March 31, 2015, June 30, 2015, and September 30, 2015.  If paid in shares of Company common stock, the number of shares to be granted to Mr. Dean will be based on the closing price of the Company’s common stock on the first trading day immediately preceding the grant date.  As of February 18, 2015, we were past due in the payment of Mr. Dean’s severance payments by an amount equal to $73,750.

In general, we believe that written employment agreements are in the best interest of our Company when necessary to retain executive officers, to attract prospective executive officers to our Company and to provide such individuals with assurances of continued salary and benefits in the event of the termination of their employment relationship. However, the Company may determine not to enter into written employment agreements with all of its executive officers, as the Compensation Committee will determine on a case-by-case basis whether it is in the Company’s best interest to enter into an employment contract with executive officers.

Taxation of Executive Compensation

We seek to compensate our executive officers in a manner that is tax effective for our Company. As appropriate, we seek to structure these compensation arrangements, to the extent applicable, to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Consideration of “Say-on-Pay” Vote

Our Board of Directors recognizes the fundamental interest that our stockholders have in the compensation of our executive officers. At our 2014 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers (a “say-on-pay proposal”) as disclosed in the proxy statement for such meeting. Our stockholders approved the say-on-pay proposal by the affirmative vote of 83.66% of the shares cast on that proposal. The Compensation Committee believes that this illustrates our stockholders’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of our Company’s say-on-pay proposals when making future compensation decisions for our executive officers. In addition, as previously disclosed, our Company’s Board of Directors has determined that it will hold an advisory vote on the compensation of our Company’s named executive officers annually until the next required vote on the frequency of stockholder votes on executive compensation, which will occur no later than our annual meeting of stockholders in 2017.

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Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and its Annual Report on Form 10-K for the year ended December 31, 2014.

Lee M. Canaan

Edward J. McDonnell

Scott P. Sensenbrenner (Chairman)

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended (together, the “Acts”), except to the extent that our Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Summary Compensation Table

The following table summarizes the compensation paid to the Named Executives during 2012, 2013 and 2014, for services rendered in all capacities to our Company and its subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Options ($)(3)		All Other Compensation ($)		Total($)
Michael J. Mullan(1)	2012	-	-	-		-		-
Chief Executive Officer	2013	-	-	943,874		-		934,874
	2014	600,000	-	-		73,728	(4)	673,728

Christopher C. Chapman(1)	2012	-	-	-		-		-
President	2013	-	-	471,937		-		471,937
	2014	300,000	-	-		84,770	(5)	384,770

Park A. Dodd, III(6)	2012	279,791	6,500	83,755		12,750		382,796
Chief Financial Officer	2013	225,000	1,500	-		10,125	(7)	236,625
	2014	184,275	-	-		6,874	(7)	191,149

Paul L. Perito	2012	1,000,000	-	-		338,180		1,338,180
Vice President and	2013	625,000	-	3,503,896	(9)	397,808	(10)	4,526,704
Senior Counsel for Legal and Regulatory Affairs(8)	2014	187,500	-	-		127,493	(11)	314,993

David Dean	2012	295,000	100,761	358,950		63,007		817,718
Vice President of Sales	2013	295,000	53,550	-		56,767	(13)	405,117
and Marketing(12)	2014	147,500	11,477	-		2,150	(14)	161,127

(1)	On December 27, 2013, Dr. Mullan was elected to the positions of Chairman and CEO and Dr. Chapman was elected President of our Company. Neither Dr. Mullan nor Dr. Chapman received any salary during 2013, but were granted stock options on December 27, 2013 that had a value as reflected above.

(2)	Represents our Company’s yearly holiday bonus of $1,500 paid to all employees, except our former CEO and COO. Our former Vice President of Sales and Marketing also received $11,477 in sales commission for Anatabloc® sales.

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(3)	Amounts represent the grant date fair value of the stock options vested in the respective year. For the assumptions used in calculating the value of these awards, see Note 8 to our consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Represents $18,000 for auto allowance and $73,728 in life and disability insurance.

(5)	Represents $18,000 in automobile expenses, $60,040 in life insurance and disability premiums, $1,200 in club membership and $5,530 in matching contributions by our Company under our 401(k) Plan.

(6)	Mr. Dodd retired from the Company effective January 31, 2015.

(7)	Represents matching contributions by our Company under our 401(k) Plan.

(8)	Mr. Perito served as our Chairman, President and COO until December 27, 2013, at which time he resigned from those positions and became Vice President and Senior Counsel for Legal and Regulatory Affairs. On May 19, 2014, the Company and Mr. Perito entered into a Separation and Consulting Agreement in connection with the mutual termination of Mr. Perito’s employment with the Company.

(9)	Amounts reflect the vesting of a performance-based stock options award, as described above in “Compensation Discussion and Analysis.”

(10)	Represents $53,874 in automobile expenses, $320,858 in life and disability insurance premiums and $23,076 in club memberships.

(11)	Represents $411 in automobile expenses, $119,870 in life and disability insurance premiums and $7,213 in club memberships.

(12)	On June 20, 2014, the Company and Mr. Dean entered into an agreement in connection with the mutual termination of Mr. Dean’s employment with the Company. Under the terms of that agreement, Mr. Dean’s employment with the Company terminated on June 30, 2014.

(13)	Represents $56,767 in automobile expenses.

(14)	Represents $2,150 in automobile expenses.

Grants of Plan Based Awards During 2014

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executives during the fiscal year ended December 31, 2014.

		Estimated Future Payouts Under Equity				All Other
		Incentive Plan Awards				Option		Grant Date
						Awards:	Exercise or	Fair Value of
						Number of	Base Price of	Stock and
	Grant	Threshold	Target		Maximum	Shares of Stock	Option Awards	Option
Name	Date	($)	($)		($)	or Units (#)	($/sh)	Awards
Michael J. Mullan	1/2/2014		$3,000,000	(1)			$1.16	$0.88

(1)	During 2014, Dr. Mullan was granted a total of 3,000,000 stock options to purchase shares of our common stock. All of these stock options will vest over various periods of time depending on whether certain performance goals are obtained. The vesting schedule and performance criteria for this award are described in “Compensation Discussion and Analysis - Equity Incentive Awards.”

For the assumptions used in calculating the value of these awards, see Note 8 to our consolidated financial statements included in “Item 15. Exhibits, Financial Statement Schedules” of our Annual Report on Form 10-K for the year ended December 31, 2014.

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Outstanding Equity Awards as of December 31, 2014

The following table provides information regarding the stock options held by the Named Executives as of December 31, 2014. All stock options were fully vested and exercisable as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price ($)	Option Expiration Date
Christopher C Chapman	50,000		3.58	9/22/15
	50,000		2.89	9/22/16
	50,000		1.01	9/22/17
	50,000		4.03	9/22/18
	50,000		0.98	9/22/19
	75,000		2.72	4/5/20
	50,000		2.30	9/22/20
	50,000		2.88	9/22/21
	50,000		3.02	4/5/22
	50,000		3.93	9/22/22
	50,000		1.90	9/22/23
	500,000	2,500,000	1.25	12/27/23

Michael J. Mullan	1,000,000	2,000,000	1.25	12/27/23
		3,000,000	1.16	1/2/2014

Park A. Dodd, III	250,000		1.19	10/10/17
	50,000		1.72	5/6/18
	50,000		2.72	4/5/20
	35,000		3.02	4/5/22

Paul L. Perito	625,000		1.72	5/6/18
	1,250,000		2.72	4/5/20
	4,000,000		2.95	3/14/21

David Dean	350,000		2.00	1/31/21
	150,000		3.02	4/5/22

(1) These stock options are subject to performance based vesting criteria. For a description of the vesting schedule upon the attainment of the applicable performance goals, see “Compensation Discussion and Analysis - Equity Incentive Awards.”

Option Exercises and Stock Vested During 2014

No stock options were exercised by our Named Executives during the year ended December 31, 2014. In 2014, options to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $0.97 per share, plus an additional 50,000 shares at an exercise price of $0.11 per share, vested for each of Messrs. Dent and Sensenbrenner.   As described above in “-Potential Modification of Employment Agreements”, Drs. Mullan and Chapman have agreed to defer any vesting of their performance-based option awards, and therefore none of such awards vested in 2014.

Potential Payments Upon Termination or Change of Control

As noted below, certain of our executive officers are (and certain of our now former executive officers were) entitled to severance upon a termination of employment. The employment agreements are described above under “-Other Employment Agreement Provisions and Severance Arrangements.” The following chart sets forth the severance such executive officers would have been entitled to receive upon certain terminations of employment, assuming the relevant event occurred on December 31, 2014.

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Name	Benefit	Upon Termination by the Company without Cause	Upon Termination for Good Reason	Upon Change in Control/Management	Upon Death	Upon Disability
Michael J. Mullan(1)	Base Salary/Benefits	$750,000	$750,000	$2,500,000	$645,500	$645,500
	Bonus	-	-	-	-	-
	Equity Compensation	-	-	3,821,735	3,821,735	3,821,735
Christopher C. Chapman(2)	Base Salary/Benefits	375,000	375,000	2,500,000	336,750	336,750
	Bonus	-	-	-	-	-
	Equity Compensation	-	-	1,985,327	1,985,327	1,985,327
Park A. Dodd, III(3)	Base Salary	100,000	100,000	-	-	-

(1)	Dr. Mullan. Upon various termination events, Dr. Mullan is entitled to the benefits as described below:

Without Cause. Upon a termination without cause, Dr. Mullan shall be entitled to all salary, benefits, bonuses and other compensation that would be due to him had he served out the remainder of the term of his employment agreement. With respect to Dr. Mullan’s equity awards, such awards shall not vest and accelerate, but rather will continue to vest pursuant to the terms of his employment agreement. Therefore, amounts related to equity awards are not reflected in the table above for this termination event.

Good Reason. Upon a termination for good reason, Dr. Mullan shall be entitled to the same benefits as described above related to a termination without cause.

Change of Control. Upon a termination following a change of control of the Company, Dr. Mullan shall be entitled to (i) a cash payment of $2.5 million, (ii) a payment related to any tax liability incurred by him under Section 280G of the Code (which such amounts are not reflected in the table above), and (iii) all outstanding equity awards would become fully vested and accelerate. “Change in Control” means: (a) a change in ownership or control of the Company effected through a transaction or series of transactions whereby any person or persons acting in concert directly or indirectly acquires beneficial ownership of securities of the Company possessing more than fifty present (50%) of the total combined voting power of the Company’s securities outstanding immediately after such transaction, or (b) a sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or persons acting in concert.

Death. Upon death, Dr. Mullan’s estate would be entitled to all salary and accrued benefits that would have been payable by us to him during the one year period immediately following death. In addition, all outstanding equity awards would become fully vested and accelerate.

Disability. Upon a termination for disability, Dr. Mullan shall be entitled to the same benefits as described above related to a termination upon death.

If Dr. Mullan terminated his employment without cause, or we terminated his employment for good reason, he would only be entitled to accrued and unpaid salary, and all unvested equity awards would be forfeited by him.

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(2)	Dr. Chapman. Upon various termination events, Dr. Chapman is entitled to the benefits as described below:

Without Cause. Upon a termination without cause, Dr. Chapman shall be entitled to all salary, benefits, bonuses and other compensation that would be due to him had he served out the remainder of the term of his employment agreement. With respect to Dr. Chapman’s equity awards, such awards shall not vest and accelerate, but rather will continue to vest pursuant to the terms of his employment agreement. Therefore, amounts related to equity awards are not reflected in the table above for this termination event.

Good Reason. Upon a termination for good reason, Dr. Chapman shall be entitled to the same benefits as described above related to a termination without cause.

Change of Control. Upon a termination following a change of control of the Company, Dr. Chapman shall be entitled to (i) a cash payment of $2.5 million, (ii) a payment related to any tax liability incurred by him under Section 280G of the Code (which such amounts are not reflected in the table above), and (iii) all outstanding equity awards would become fully vested and accelerate. “Change in Control” means: (a) a change in ownership or control of the Company effected through a transaction or series of transactions whereby any person or persons acting in concert directly or indirectly acquires beneficial ownership of securities of the Company possessing more than fifty present (50%) of the total combined voting power of the Company’s securities outstanding immediately after such transaction, or (b) a sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or persons acting in concert.

Death. Upon death, Dr. Chapman’s estate would be entitled to all salary and accrued benefits that would have been payable by us to him during the one year period immediately following death. In addition, all outstanding equity awards would become fully vested and accelerate.

Disability. Upon a termination for disability, Dr. Chapman shall be entitled to the same benefits as described above related to a termination upon death.

If Dr. Chapman terminated his employment without cause, or we terminated his employment for good reason, he would only be entitled to accrued and unpaid salary, and all unvested equity awards would be forfeited by him.

(3)	Mr. Dodd. Upon various termination events, Mr. Dodd would have been entitled to the benefits as described below:

Without Cause. Upon a termination without cause, Mr. Dodd would have been entitled to continued salary of $100,000.

Good Reason. Upon a termination for good reason, Mr. Dodd would have been entitled to continued salary of $100,000.

For purposes of Dr. Mullan’s and Chapman’s and Mr. Dodd’s agreements, the following terms are (or were, as applicable) defined as set forth below:

“Disability” means: A physical or mental condition, verified by a physician designated by the Company, which prevents executive from carrying out one or more of the material aspects or essential functions of his assigned duties for at least ninety (90) consecutive days, or for a total of ninety (90) days in any six (6) month period.

“Cause” means:

(a)          Executive shall have committed an act of dishonesty, fraud, embezzlement or theft with respect to the property, business or affairs of the Company, in any such event in such a manner as to cause material loss, damage or injury to the Company;

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(b)          Executive shall have materially breached his employment agreement and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Company specifying such breach;

(c)          Executive shall have been grossly negligent in the performance of his duties under the employment agreement, intentionally not performed or misperformed any of such duties, or refused to abide by or comply with the directives of the Company’s Board of Directors, which action shall have continued for a period of twenty (20) days after receipt of written notice from the Company demanding such action cease or be cured;

(d)          Executive shall have been found guilty of, or has plead nolo contendere to, the commission of a felony offense or other crime involving moral turpitude; or

(e)          Executive shall have abused alcohol or drugs (legal or illegal) that, in the reasonable judgment of the Company’s Board of Directors, materially impairs executive’s ability to perform his duties hereunder.

“Good Reason” means:

(a)          The assignment of executive to any duties inconsistent with, or any adverse change in, executive’s positions, duties, responsibilities, functions or status with the Company, or the removal of executive from, or failure to reelect executive to, any of such positions; provided, however, that a change in executive’s positions, duties, responsibilities, functions or status that executive shall agree to in writing shall not be an event of “Good Reason”;

(b)          A reduction by the Company of executive’s base salary without his written consent;

(c)          The failure by the Company to continue in effect for executive any material benefit provided under his employment agreement or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect executive’s participation in or reduce executive’s benefits under any of such plans or deprive executive of any fringe benefit enjoyed by Executive; or

(d)          Any other material breach by the Company of the employment agreement which is not cured within twenty (20) days of delivery of written notice thereof by executive to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Our Company is the licensee under a license agreement, or “License Agreement,” with Regent Court Technologies, LLC, of which Jonnie R. Williams, Sr., our Company’s former CEO, and Francis E. O’Donnell, Jr., M.D., the beneficiary of the O’Donnell Trust, are the owners. The License Agreement provides, among other things, for the grant of an exclusive, worldwide, irrevocable license to our Company, with the right to grant sublicenses, to make, use and sell tobacco and products containing tobacco under the licensor’s patent rights and know-how relating to the processes for curing tobacco so as to significantly prevent the formation of certain toxic carcinogens present in tobacco and tobacco smoke, namely Tobacco Specific Nitrosamines, and to develop products containing such tobacco, whether such patent rights and know-how are now in existence or hereafter developed. Our Company is obligated to pay to Regent Court a royalty of 2% on all net sales of products by us and any affiliated sub-licensees, and 6% on all fees and royalties received by us from unaffiliated sub-licensees, less any related research and development costs incurred by our Company. The License Agreement expires with the expiration of the last of any applicable patents. Thirteen United States patents have been issued, and additional patent applications are pending. To date, our Company has paid no royalties under the License Agreement. The License Agreement may be terminated by our Company upon thirty days written notice or by Regent Court if there is a default in paying royalties or a material breach by our Company or the purchase of our Company’s stock or assets.

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Effective September 1, 2008, we entered into an agreement for our Company’s use of an aircraft owned by Starwood Aviation, a Company that is owned solely by Mr. Williams. Under this agreement, we agreed to pay an hourly rate for the use of the aircraft of approximately $3,970 each month until the monthly fixed rental cost for the aircraft of approximately $51,000 has been met. If the aircraft was used beyond the monthly fixed cost, we were required to pay an hourly rate of approximately $1,200 to cover related costs. In accordance with our Company’s related party transaction policy, the agreement with Starwood Aviation was recommended for approval to the Board of Directors by our Company’s Audit Committee, and it was approved by the Board of Directors at a meeting held on October 6, 2008. As of May 5, 2010, the agreement with Starwood Aviation was amended to clarify the types of items that would be included as “out of pocket” expenses and to recognize that certain costs, such as for fuel, would be variable depending on the actual cost of the item at the time of use. In 2013, Starwood Aviation purchased another aircraft which was used by the Company and provided access to another plane that was used by our Company in 2013. In November 2013, the Audit Committee reviewed and approved aircraft expenses for 2013 incurred through Starwood Aviation that were billed at cost and approved a new aircraft reimbursement policy. Payments made by our Company to Starwood Aviation were $1.1 million in 2013 and $1.9 million in 2012. The aircraft was sold to another entity, Shadeland Aviation LLC, in 2014. Mr. Williams maintained a relationship with this organization and therefore the Company has treated the new owner as a related party. During 2014, the Company entered into an agreement to use the aircraft and agreed to pay set rates on a per hour of use basis. In 2014, the Company paid Shadeland $270,000 for use of the aircraft. As of the third quarter of 2014, the Company had ceased using any chartered aircraft.

Roskamp Institute and Related Entities

The Roskamp Institute is a not-for-profit private medical research organization in Sarasota, Florida whose stated purpose is understanding causes of and finding cures for neuropsychiatric and neurodegenerative disorders and addictions. Dr. Mullan, our Chief Executive Officer, is a co-founder of the Roskamp Institute and formerly served as the Chief Executive Officer of the Roskamp Institute.

In 2010 and 2011, respectively, Robert G. Roskamp, the founder of the Roskamp Institute, purchased from us for cash, (i) 769,230 shares of our common stock and warrants to purchase an additional 769,230 shares at an exercise price of $1.50 per share, and (ii) 254,452 shares and warrants to purchase an additional 254,452 shares at an exercise price of $4.00 per share.

In addition, we have entered into a Research and Royalty Agreement with an affiliate of the Roskamp Institute pursuant to which we pay royalties of 5% of Anatabloc ® sales to this affiliate (such royalties being equal to $0.1 million, $0.4 million, and $0.3 million in 2014, 2013, and 2012, respectively). During the same three year period, the Company has paid research-related fees of $0.6 million, $0.9 million, and $1.2 million to the Roskamp Institute and its wholly owned for-profit subsidiary, SRQ Bio, LLC.

We also entered into a lease agreement with the Roskamp Institute, effective March 1, 2014, pursuant to which the Roskamp Institute is leasing office space to us. This office space, which is now being used as our principal executive office, is located in Sarasota, Florida. Under the terms of the lease agreement, we are obligated to pay rent in the amount of $2,000 per month plus applicable sales tax to the Roskamp Institute. We also paid a $2,000 security deposit in connection with the lease agreement. The lease agreement has a 24 month term, after which we may elect to continue the lease for up to three additional 12 month periods. Effective as of April 1, 2014, we entered into an amendment to the lease agreement pursuant to which the Roskamp Institute is leasing us additional space (at the same location) at an additional cost of $250 per month. For the year ended December 31, 2014, we have paid $30,000 in rent to the Roskamp Institute pursuant to the lease agreement, as amended, and $42,000 for administrative services.

Procedures for Approval of Related Party Transactions

Pursuant to the charter of our Audit Committee, all transactions between us and any of our directors, executive officers or related parties are subject to review by our Audit Committee.

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Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our Company’s directors, officers (including our Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. We have made the Code of Business Conduct and Ethics available on our Company’s website at: www.rockcreekpharmaceuticals.com. Information contained on our website is not part of this Proxy Statement and is not incorporated in this Proxy Statement by reference.

The Code of Business Conduct and Ethics requires that all potential conflicts of interest be disclosed to persons in supervisory roles or our General Counsel (or compliance officer serving similar functions). Such persons will determine whether a conflict of interest exists. Waivers of conflicts involving employees may only be made by an executive officer of the Company. Any waiver of a conflict for our directors, executive officers or other principal financial officers may be made only by our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires directors and executive officers and persons, if any, owning more than ten percent (10%) of a class of our Company’s equity securities to file with the Securities and Exchange Commission, or “SEC,” initial reports of ownership and reports of changes in ownership of our Company’s equity and equity derivative securities. Based solely upon a review of the copies of such reports and written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent (10%) stockholders were complied with on a timely basis for the year ended December 31, 2014.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO THE TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT

General

You are being asked to approve an amendment (in the event it is deemed by our Board to be advisable) to our Tenth Amended and Restated Certificate of Incorporation, as amended (our “Restated Certificate of Incorporation”), to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio within the range of one-for-five (1:5) to one-for-twenty-five (1:25), as determined by our Board. Any reverse stock split effectuated pursuant to this authorization being sought at the Annual Meeting is sometimes referred to herein as the “Reverse Stock Split.” Consummation of the Reverse Stock Split is subject to (i) stockholder approval at the Annual Meeting and (ii) further Board discretion as to whether to implement the Reverse Stock Split and, if implemented, the determination of the ratio within the range authorized by the stockholders. Under the proposed amendment, outstanding shares of our common stock between a range of five to twenty-five would be combined and converted into one share of common stock. The proposed amendment to our Restated Certificate of Incorporation was approved by our Board on February 20, 2015, at which time the Board directed that the Company seek the authorization of its stockholders to implement the Reverse Stock Split subject to the discretion of the Board.

If approved by our stockholders, and if implemented by the Board, the Reverse Stock Split will become effective at the time specified in the amendment to our Restated Certificate of Incorporation which would be filed with the Secretary of State of the State of Delaware. The exact ratio of the Reverse Stock Split within the one-for-five (1:5) to one-for-twenty-five (1:25) range would be determined in the Board’s discretion and publicly announced by the Company. However, notwithstanding approval of the Reverse Stock Split by our stockholders, the Board will have the sole authority to elect whether or not to amend our Restated Certificate of Incorporation to effect the Reverse Stock Split. Given the market price of our common stock as of the date of this Proxy Statement, our Board currently expects that it will implement a Reverse Stock Split (assuming stockholder authorization is obtained) in order to (i) regain compliance with Nasdaq’s minimum bid price requirement and (ii) increase the number of shares of our common stock available for future issuance.

The text of the proposed amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split is included as Appendix A to this Proxy Statement.

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Reasons for the Reverse Stock Split

General

Our Board believes that having the ability to effect a Reverse Stock Split would provide a number of benefits for the Company and its stockholders, principally (i) allowing it to maintain its Nasdaq listing, (ii) facilitating future financings, and (iii) enhancing liquidity.

Maintaining Nasdaq Listing

Our common stock is currently listed on the Nasdaq Capital Market and, as a result, the Company is subject to the rules of The Nasdaq Stock Market (the “Nasdaq Rules”). On April 30, 2014, we received a notice from The Nasdaq Stock Market indicating that the bid price of our common stock for the prior 30 consecutive days had closed below the minimum $1.00 per share required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The Company was provided a period of 180 calendar days, or until October 27, 2014, to regain compliance. On October 28, 2014, the Company received a notice from The Nasdaq Stock Market stating that, as a result of the Company’s failure to regain compliance with Listing Rule 5450(a)(1), which requires the Company to maintain a minimum bid price of $1.00 per share with respect to its common stock, the Company’s common stock is subject to delisting from The Nasdaq Global Market. The notice further provided that, unless the Company requested an appeal of this determination, the Company’s common stock would be scheduled for delisting at the opening of business on November 6, 2014 and a Form 25-NSE would be filed with the Securities and Exchange Commission, which would remove the Company’s common stock from listing and registration on Nasdaq. Accordingly, the Company appealed the Nasdaq’s determination and requested a hearing before a hearings panel pursuant to the procedures set forth in the Nasdaq Listing Rules in order to present a plan to regain compliance with the minimum bid price requirement. The Company’s hearing request stayed the suspension of the Company’s common stock and the filing of the Form 25-NSE pending the panel’s decision. On December 10, 2014, the Company received a third notice from The Nasdaq Stock Market indicating that the Nasdaq Hearings Panel had granted the Company’s request for continued listing on the Nasdaq Stock Market, subject to various conditions, including (i) the filing by the Company, on or before February 23, 2015, of a proxy statement for a stockholder meeting that includes a proposal for a reverse stock split, and (ii) the implementation of a reverse stock split and evidence of a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days on or before April 27, 2015.

Our Board believes that maintaining the listing of our common stock on the Nasdaq Capital Market is in the best interests of our Company and our stockholders. If our common stock were delisted from the Nasdaq Capital Market, our Board believes that the liquidity in the trading market for our common stock could be significantly decreased, which could reduce the trading price. If the Reverse Stock Split is approved by our stockholders and implemented by our Board, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the Reverse Stock Split by our stockholders and the implementation by our Board, there is no assurance that the Reverse Stock Split will result in our meeting the $1.00 minimum bid price requirement and our common stock could be delisted from the Nasdaq Capital Market due to our failure to comply with one or more other Nasdaq Rules.

Increasing Shares Available for Equity Financings and Strategic Transactions

In addition to satisfying Nasdaq’s minimum bid price requirement, our Board may consider other factors in determining whether to implement a Reverse Stock Split. Our Board believes that a Reverse Stock Split can offer advantages to the Company and its stockholders apart from compliance with the Nasdaq Rules.

For example, while the implementation of a Reverse Stock Split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following implementation of a Reverse Stock Split would increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our common stock. For this reason, our Board of Directors believes that a Reverse Stock Split would provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for financing and strategic transactions that our Company may pursue. As of February 18, 2015, of the 314,800,000 shares of common stock we are authorized to issue pursuant to our Restated Certificate of Incorporation, (i) 199,252,154 shares were issued and outstanding, (ii) 69,645,913 shares were reserved for issuance including in connection with future conversions or exercises of outstanding options and warrants and/or future issuances pursuant to separation agreements with certain of our former officers, and (iii) only 25,376,933 shares were unissued and otherwise unreserved. For additional information, see “Effect on Authorized but Unissued Shares of Common Stock” below.

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We believe that, after giving effect to the private placement that closed on January 28, 2015 but without giving effect to any sales under the At Market Issuance Sales Agreement that we entered into with MLV & Co. LLC on December 15, 2014 (which is referred to herein as the “sales agreement”), we will have sufficient funds to support our operations only through approximately the end of February 2015. Although we currently anticipate that we could satisfy a portion of our funding requirements after such date through sales under the sales agreement, such sales may be insufficient to fund the anticipated scope of our operations, and we will likely need to seek additional funding to support our operations, whether through debt financing, additional equity offerings, strategic transactions (such as licensing or borrowing against intellectual property) or otherwise.  However, the fact that we have only 25,376,933 unissued and otherwise unreserved shares as of February 18, 2015, together with the market price of our common stock as of the date of this Proxy Statement, significantly limits our ability to pursue any equity financing, whether by way of issuing common stock, warrants or any combination of the foregoing.

The issuance of equity securities in connection with equity financing or strategic transactions may result in potentially significant dilution of current stockholders’ ownership interests in the Company. Please see the discussion set forth below under the caption “Effect on Authorized But Unissued Shares of Common Stock.”

Enhancing Investor Interest and Liquidity

Our Board also believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.

Although we expect the Reverse Stock Split will result in an increase in the market price of our common stock, the Reverse Stock Split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar reverse stock splits for companies in like circumstances is varied. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the stockholders approve this proposal, the Board would effect the Reverse Stock Split only upon the Board’s determination that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time. Assuming the Board effects the Reverse Stock Split, the Board will set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. If stockholders approve the proposal, and the Board determines to implement the Reverse Stock Split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. Even if stockholders approve this Reverse Stock Split proposal, the Board may in its discretion determine that implementation of the Reverse Stock Split is not in the best interests of the Company or its stockholders. In such case, we would not implement the Reverse Stock Split.

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The ratio to be used in the Reverse Stock Split would be determined by the Board in its discretion and would depend on the trading price of our common stock at the time of the split among other factors. The Board is seeking approval of a reverse split of our common stock within the range of one-for-five (1:5) to one-for-twenty-five (1:25) to provide maximum flexibility to achieve the purposes of the Reverse Stock Split. The table below provides estimates of the expected effects assuming implementation of the Reverse Stock Split at various ratios within the range for which authorization is sought, as to (1) the number of shares of our common stock (a) authorized, (b) issued and outstanding, (c) reserved for issuance, and (d) authorized but neither issued nor reserved for issuance, and (2) the trading price of our common stock. The estimates in the table are based on the assumptions referenced in the footnotes below.

	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding(1)(3)	Number of Shares Reserved for Issuance(2)(3)	Number of Shares Authorized but Neither Issued nor Reserved for Future Issuance (1)(3)(4)	Assumed Post- Reverse Stock Split Trading Price(5)

Prior to any Reverse Stock Split	314,800,000	199,252,154	71,646,294	43,901,552	$0.15

After Assumed 1-for-5 Reverse Stock Split	314,800,000	39,850,431	14,329,259	260,620,310	$0.75

After Assumed 1-for 10 Reverse Stock Split	314,800,000	19,925,215	7,164,629	287,710,155	$1.50

After Assumed 1-for-15 Reverse Stock Split	314,800,000	13,283,477	4,776,420	296,740,103	$2.25

After Assumed 1-for-20 Reverse Stock Split	314,800,000	9,962,608	3,582,315	301,255,078	$3.00

After Assumed 1-for-25 Reverse Stock Split	314,800,000	7,970,086	2,865,852	303,964,062	$3.75

(1)	These estimates assume a total of 199,252,154 shares of our common stock issued and outstanding immediately prior to the Reverse Stock Split, which is based on the 199,252,154 shares issued and outstanding as of February 20, 2015.

(2)	The following 71,646,294 shares of common stock are included in the Number of Shares Reserved for Issuance, based on shares reserved as of February 18, 2015: (i) warrants to purchase 27,995,994 shares of our common stock at a weighted average exercise price of $0.99 per share; (ii) options to purchase 25,475 shares of our common stock outstanding under our incentive plan at a weighted average exercise price of $2.12 per share; and (iii) an additional aggregate of 18,175,300 shares of our common stock reserved for future issuance under our incentive plan (excluding options already issued and therefore included in the outstanding options referenced in clause (ii)) and excluding an aggregate of 1,549,700 additional shares previously issued under our incentive plan. All shares reserved for issuance would be proportionately reduced by the same ratio at which outstanding shares are adjusted, in the event a Reverse Stock Split is effected. The estimated Number of Shares Reserved For Issuance does not reflect the effect if Proposal 3 in this Proxy Statement (Approval of an Amendment to the 2008 Plan) is approved. If Proposal 3 is approved, then the estimated Number of Shares Reserved for Issuance will be 17,329,259 (in the case of a 1-for-5 Reverse Stock Split), 8,664,629 (in the case of a 1-for-10 Reverse Stock Split), 5,776,420 (in the case of a 1-for-15 Reverse Stock Split), 4,332,315 (in the case of a 1-for-20 Reverse Stock Split), and 3,465,852 (in the case of a 1-for-25 Reverse Stock Split).

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(3)	These estimates do not reflect the effects of paying cash in lieu of fractional shares resulting from the Reverse Stock Split.

(4)	This does not reflect the effect if Proposal 3 in this Proxy Statement (Approval of an Amendment to the 2008 Plan) is approved. If Proposal 3 is approved, then the estimated Number of Shares Authorized but Neither Issued nor Reserved for Future Issuance will be 257,620,310 (in the case of a 1-for-5 Reverse Stock Split), 286,210,155 (in the case of a 1-for-10 Reverse Stock Split), 295,740,103 (in the case of a 1-for-15 Reverse Stock Split), 300,505,078 (in the case of a 1-for-20 Reverse Stock Split), and 303,364,062 (in the case of a 1-for-25 Reverse Stock Split).

(5)	The Assumed Post-Reverse Stock Split Trading Price of our common stock is based on the $0.15 closing price of our common stock as reported on the Nasdaq Capital Market on February 20, 2015, and assumes that immediately after any Reverse Stock Split, the market price of our common stock would adjust proportionately to reflect the Reverse Stock Split ratio. There can be no assurances that our common stock will trade at a price proportionate to the ratio at which a Reverse Stock Split is implemented, or that our common stock will remain at any given price following implementation of a Reverse Stock Split.

Effect on Existing Shares of Common Stock

The proposed Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any stockholders owning a fractional share, as described below.

Effect on Options, Warrants and Shares Reserved for Issuance Under Incentive Plan

All outstanding options and warrants to purchase shares of our common stock would be adjusted proportionately as a result of the Reverse Stock Split. In addition, the number of shares available pursuant to our Third Amended and Restated 2008 Incentive Plan, as amended (the “2008 Plan”), would be adjusted proportionately as a result of the Reverse Stock Split.

Effect on Authorized but Unissued Shares of Common Stock

Currently, the Company is authorized to issue up to a total of 314,800,000 shares of common stock. As of February 20, 2015, 199,252,154 shares of our common stock were issued and outstanding; warrants to purchase 27,995,994 shares of our common stock were issued and outstanding; options to purchase 25,475,000 shares of our common stock were issued and outstanding under the 2008 Plan; and 18,175,300 shares of our common stock were reserved for future issuance under our 2008 Plan. Accordingly, 270,898,448 of the 314,800,000 authorized shares of our common stock are currently issued or reserved while 43,901,552 of the authorized shares of our common stock remain available for future issuance.

Implementation of the Reverse Stock Split would not change the total authorized number of shares of common stock. Accordingly, the number of shares of common stock available for issuance following implementation of the Reverse Stock Split will increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our common stock. For this reason, our Board believes that a Reverse Stock Split would provide our Company added flexibility by helping to ensure that we have sufficient authorized, unissued and otherwise unreserved shares available for financing and strategic transactions that our Company may pursue.

Any future equity financing or strategic transaction involving the issuance of common stock (or other securities convertible into common stock) would be limited to our unissued and otherwise unreserved shares of common stock authorized for issuance. Some of the shares of common stock that would become available for issuance as a result of a Reverse Stock Split may also be issued in connection with future financing or strategic transactions involving the issuance of equity securities. Our Board believes that the increase to the number of shares of our common stock available for issuance (while not increasing the aggregate number of authorized shares) is an important advantage of a Reverse Stock Split. The issuance of such securities may result in potentially significant dilution of current stockholders’ ownership interests in the Company.

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Effect on Par Value

The amendment to the Restated Certificate of Incorporation will not change the par value of our common stock.

Payment for Fractional Shares

Whether shares are held in street name or directly, fractional shares of common stock will not be issued to stockholders. Instead, fractional shares will be cashed out. For example, if a stockholder holds 505 shares on a pre-split basis and the Reverse Stock Split ratio is ten, 500 of such shares would be combined and converted into 50 shares on a post-split basis and such stockholder would receive cash for five pre-split shares.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	the closing sales price of our common stock on the effective date of the Reverse Stock Split as reported on the Nasdaq Capital Market (or, if our common stock is not then listed on the Nasdaq Capital Market, the last trade price prior to the closing date); by

•	the amount of the fractional share.

Stockholders would not be entitled to receive interest for their fractional shares. Any stockholder that holds a number of our shares that is less than the ratio used to implement the Reverse Stock Split will be completely cashed out as a result of the payment of fractional shares in lieu of any fractional share interests.

Mechanics of Reverse Stock Split

If the Reverse Stock Split proposal is approved by our stockholders at the Annual Meeting and thereafter the Board determines to implement the Reverse Stock Split, our stockholders will be notified that the Reverse Stock Split has been affected and the ratio at which it was affected. The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder’s name.

•	If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

•	Non-registered stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

We estimate that our aggregate expenses relating to the Reverse Stock Split will not be material.

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Accounting Consequences

The Reverse Stock Split will not affect total stockholders’ equity on the Company’s balance sheet. However, because the par value of our common stock will not change, the components that make up total stockholders’ equity will change by offsetting amounts. The per share common stock net loss and net book value would be increased because there would be fewer shares of our common stock outstanding. Fractional shares cashed out will be accounted for as retired stock.

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Stock Split by a beneficial owner of common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Stock Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Stock Split.

Based on the assumption that the Reverse Stock Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code (i.e., a deemed exchange of existing shares for newly-issued shares), and subject to the limitations and qualifications set forth in this discussion and the discussion below regarding the treatment of cash paid in lieu of fractional shares, the following U.S. federal income tax consequences will result from the Reverse Stock Split:

•	A U.S. holder will not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Stock Split (except to the extent of cash received in lieu of a fractional share);

•	The aggregate tax basis of the shares deemed received by a U.S. holder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor, reduced by the amount of the adjusted tax basis allocated to any fractional share for which cash is received; and

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•	The holding period of the shares received by a U.S. holder in the Reverse Stock Split will include the holding period of the shares deemed surrendered therefor.

Cash Received in the Reverse Stock Split in Lieu of Fractional Shares

A stockholder who receives cash in lieu of fractional shares in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the stockholder’s adjusted tax basis allocable to the fractional shares unless the distribution of cash is treated as having the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of our current accumulated earnings and profits as calculated for U.S. federal income tax purposes. Stockholders are urged to consult their own tax advisors to determine whether a stockholder’s receipt of cash has the effect of a distribution of a dividend.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such right.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Management and Certain Beneficial Owners” above. However, we do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any of our other stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is required to approve the Reverse Stock Split. Abstentions will have the same effect as shares voted against the Reverse Stock Split proposal and broker non-votes will not occur in connection with the Reverse Stock Split proposal.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the approval of the amendment to our Restated Certificate of Incorporation effecting the Reverse Stock Split and accordingly “FOR” the Reverse Stock Split.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO THE 2008 INCENTIVE AWARD PLAN

In this Proposal 3, we are requesting that stockholders approve an amendment to the 2008 Plan to increase the number of shares of common stock available for issuance under the 2008 Plan by 15,000,000 shares. The amendment to the 2008 Plan is described in more detail below. Approval of this Proposal 3 requires the affirmative vote of a majority of the votes properly cast with respect to the Proposal at the Annual Meeting.

As of February 20, 2015, there were 18,175,300 shares of stock remaining under the 2008 Plan. The market value of one share of the Company’s common stock on the Nasdaq Capital Market as of the close of the market on February 20, 2015 was $0.15.

The Board of Directors recommends that you vote “FOR” the approval of the amendment to the 2008 Plan.

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Amendment to the 2008 Plan

The Board of Directors has adopted an amendment to the 2008 Plan to (a) increase the number of shares of common stock available for issuance under the 2008 Plan by 15,000,000 shares from 45,200,000 to 60,200,000 shares. The proposed amendment to the 2008 Plan is designed to facilitate the Company’s ability to continue to issue equity incentive awards to the Company’s officers, employees and directors.

The principal features of the 2008 Plan, as amended, are described in summary form below and a copy of the amendment to the 2008 Plan is included as Appendix B to this Proxy Statement. The summary below is qualified in its entirety by reference to the 2008 Plan and the amendment included in Appendix B to this Proxy Statement. If this Proposal 3 is not approved by our stockholders, the amendment will not become effective, but the 2008 Plan will remain in effect in accordance with its present terms.

Summary of 2008 Plan

General. The 2008 Plan provides for the award of options to purchase common stock, restricted shares of common stock and certain other equity and equity-based awards to directors, officers, employees and consultants or advisors of the Company and certain affiliated entities. Both incentive stock options and nonstatutory stock options may be granted. Incentive stock options are intended to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Administration. Our Board of Directors will administer the 2008 Plan, unless and until our Board of Directors delegates administration of the 2008 Plan to a committee, except with respect to any award granted to our independent directors, which must be administered by our Board of Directors. Subject to the terms and conditions of the 2008 Plan, the Board of Directors or a duly authorized committee thereof, has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, the terms and conditions of such awards, the form of each award agreement, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2008 Plan.

Eligibility. Options, stock appreciation rights, or “SARs,” restricted stock, restricted stock units, or “RSUs,” and other awards under the 2008 Plan may be granted to individuals who are then employees, consultants or independent directors of our Company or one of our subsidiaries. As of February 18, 2015, we had eleven employees and consultants, and five directors, including three Independent Directors who are eligible to receive grants under the 2008 Plan. The Compensation Committee determines which of our employees, consultants and directors will be granted awards under the 2008 Plan. No employee is entitled to participate in the 2008 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or service. Only those employees and consultants who are selected to receive grants by the Compensation Committee may participate in the 2008 Plan. The 2008 Plan also provides that certain stock option awards will be automatically granted to our independent directors, as described below under the heading “Automatic Option Grants to Directors.”

Share Reserve. If this Proposal 3 is approved, up to 60,200,000 shares of our common stock (increased from 45,200,000) will be available for issuance under the 2008 Plan. If an award under the 2008 Plan expires or is terminated or canceled without having been exercised or settled in full, is forfeited back to or repurchased by our Company, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the 2008 Plan. If the exercise or purchase price of an award is settled through the tender of shares, or withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the 2008 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards are not counted against the shares available for issuance under the 2008 Plan.

Awards. The 2008 Plan provides for the award of stock options, SARs, restricted stock, RSUs, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock and performance-based awards or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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•	Nonqualified stock options will provide for the right to purchase shares of our common stock at a specified price, and will become exercisable either on the grant date or in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of pre-established performance targets. Nonqualified stock options will be granted with exercise prices no less than the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2008 Plan.

•	ISOs will be designed to comply with the provisions of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant.

•	Restricted stock may be granted to participants and made subject to such restrictions as may be determined by the administrator. Typically, restricted stock may be forfeited for no consideration if the conditions or restrictions are not met, and may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse.

•	RSUs may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but typically subject to vesting conditions including continued employment or pre-established performance targets. Stock underlying RSUs will not be issued until the RSUs have vested and in certain cases the issuance of the underlying stock may be delayed beyond vesting, and recipients of RSUs will have no voting or dividend rights with respect to the underlying shares prior to the time when the shares are issued.

•	SARs granted under the 2008 Plan typically will provide for payments to the holder based upon increases in the price of our common stock over the base price of the SARs. Similar to nonqualified stock options, SARs will become exercisable on the grant date or in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of pre-established performance targets. The administrator may elect to pay SARs in cash or in common stock or in a combination of both.

•	Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

•	Performance share awards, performance stock units, and performance-based awards are stock-based awards that may be granted under the 2008 Plan. The right to vest in these awards generally will be based upon achievement of specific performance targets and these awards may generally be paid in cash or in common stock or in a combination of both. Performance awards also may include “phantom” stock awards that provide for cash payments based upon increases in the price of our common stock over a predetermined period.

Stock payments and the ability to defer certain awards also may be authorized by the administrator.

Performance Criteria. The performance criteria that will be used to establish performance goals are limited to the following: net sales, revenue, revenue growth or product revenue growth, operating income (before or after taxes, pre- or after- tax income (before or after allocation of corporate overhead and bonus), net earnings, earnings per share, net income (before or after taxes), return on equity, total stockholder return, return on assets or net assets, appreciation in and/or maintenance of share price, market share, gross profits, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes depreciation and amortization), economic value-added models or equivalent metrics, comparisons with various stock market indices, reductions in costs, cash flow or cash flow per share (before or after dividends), return on capital (including return on total capital or return on invested capital) cash flow return on investment, improvement in or attainment of expense levels, operating margins, gross margins or cash margin, year-end cash, debt reductions, stockholder equity, market share, regulatory achievements, and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

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Automatic Option Grants to Directors. The 2008 Plan provides that each new Independent Director is granted a stock option to purchase up to 50,000 shares of common stock on the date such Independent Director is first elected to the Board of Directors, vesting in equal installments on each of the first two anniversaries of the date of grant. In addition, the 2008 Plan provides that each Independent Director receives a stock option to purchase up to 50,000 shares of common stock granted on each anniversary of such Independent Director’s initial election to the Board of Directors, exercisable immediately. The exercise price of the options automatically granted to Independent Directors is equal to 100% of the fair market value of a share of our common stock on the date of grant (as determined in accordance with the 2008 Plan). No portion of an option automatically granted to an Independent Director is exercisable after the tenth anniversary after the date of option grant.

Transferability of Awards. Unless the administrator determines otherwise, the 2008 Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Corporate Transactions. If there is a nonreciprocal transaction between our Company and its stockholders such as a stock dividend, stock split, spin-off, or recapitalization through a large, nonrecurring cash dividend, then the administrator will make proportionate adjustments (if any), as the administrator in its discretion may deem appropriate, to the number and type of securities subject to each outstanding award under the 2008 Plan, and the exercise price or grant price of such outstanding award (if applicable).

If there is any other distribution, merger, consolidation, combination, exchange or other corporate event affecting our common stock or the share price of our common stock (other than a nonreciprocal transaction as described above), the administrator:

•	may appropriately adjust the aggregate number and type of shares of our common stock subject to the 2008 Plan, the terms and conditions of any outstanding awards, and the grant or exercise price per share of outstanding awards;

•	may provide for the termination of any award in exchange for an amount of cash (if any) equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•	may provide for the replacement of any award with other rights or property selected by the administrator in its sole discretion;

•	may provide that any outstanding award cannot vest, be exercised, or become payable after such event;

•	may provide that all awards shall be exercisable, payable, or fully vested as to all shares of our common stock covered thereby;

•	may provide that any surviving corporation (or its parent or subsidiary) shall assume awards outstanding under the 2008 Plan or shall substitute similar awards for those outstanding under the 2008 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

•	may make adjustments (i) in the number and type of shares of our common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options, and awards or future rights, options, and awards.

In the event of our change in control where the successor entity does not assume or substitute awards granted under the 2008 Plan, awards issued under the 2008 Plan will become fully vested and exercisable immediately prior to the change in control.

In the event that a Reverse Stock Split is implemented (as described above under Proposal 2), then the number of shares available to be issued in the 2008 Plan will be adjusted in proportion to the ratio used in the Reverse Stock Split. For example, if the ratio of the Reverse Stock Split is one-for-fifteen (1:15), then the total number of shares available to be issued under the 2008 Plan will be adjusted to 4,013,333 shares.

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Amendment and Termination of the 2008 Plan. Our Board of Directors or a duly authorized committee may terminate, amend or modify the 2008 Plan. However, stockholder approval of any amendment to the 2008 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2008 Plan that increases the number of shares available under the 2008 Plan (other than any adjustment as provided by the 2008 Plan with respect to changes in capital structure). Absent approval of the stockholders, no option may be amended to reduce the per-share exercise price of shares subject to such option below the per-share exercise price as of the date the option is granted, and except as permitted by the 2008 Plan with respect to changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher exercise price. If not terminated earlier by the Board of Directors, or a duly authorized committee thereof, the 2008 Plan will terminate ten years after the plan is approved by our Board of Directors.

Federal Income Tax Consequences. With respect to nonqualified stock options, our Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss and our Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, our Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Internal Revenue Code with respect to covered employees.

Plan Benefits

The table below shows, as to our Named Executives, certain former employees, and the various indicated groups, the number of shares of our common stock subject to outstanding awards granted under the 2008 Plan as of February 18, 2015. All future awards under the 2008 Plan will be subject to the discretion of the Board of Directors, except that in accordance with the terms of the 2008 Plan, each of our Independent Directors is granted a stock option to purchase up to 50,000 shares of common stock on the date such Independent Director is first elected to the Board of Directors and on each anniversary of such Independent Director’s initial election to the Board of Directors thereafter.

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Name and Position	Number of Shares Subject to Stock Option Awards(1)
Michael J. Mullan (MBBS) MD, Chairman of the Board and Chief Executive Officer	6,000,000
Christopher Chapman, MD, President	3,000,000
David M. Dean, Former Vice President of Sales and Marketing(3)	500,000
Park A. Dodd, III, Former Chief Financial Officer(4)	385,000
Paul L. Perito, Former Chairman, President and Chief Operating Officer(2)	5,250,000

All current executive officers as a group	15,135,000

All employees and officers who are not executive officers as a group	2,100,000
All current directors who are not executive officers as a group	1,050,000

15,170,000

(1)	The weighted average exercise price of these options is $2.85 and the weighted remaining contractual life of these options is 7.1 years. Includes amounts transferred into the 2008 Plan from the 1998 Stock Option Plan and the 2000 Equity Incentive Plan.

(2)	Effective on December 27, 2013, Mr. Perito resigned from his positions with the Company as Chairman, President, and Chief Operating Officer and assumed the new position of Vice President and Senior Counsel for Legal and Regulatory Affairs. Effective May 19, 2014, Mr. Perito severed his employment with the Company, however, he was retained as a consultant until December 31, 2015.

(3)	Effective June 30, 2014, Mr. Dean severed his employment with the Company, however, he was retained as a consultant until December 31, 2015.

(4)	Effective January 31, 2015, Mr. Dodd retired.

The above table does not reflect any shares that may become issuable to Drs. Mullan and Chapman under their contingent performance-based stock awards described above under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Equity Incentive Awards.” In addition, the above table does reflect any any shares that the Company may elect to issue under the 2008 Plan in satisfaction of severance compensation to Mr. Perito or Mr. Dean, as described above under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Employment Agreement Provisions and Severance Arrangements.”

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Subject to stockholder ratification, the Audit Committee has appointed the firm of Cherry Bekaert LLP (“Cherry Bekaert”) as our independent auditor to audit our financial statements for 2015. Although ratification is not required by law, our Board of Directors believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Representatives of Cherry Bekaert are expected to be present at the Annual Meeting, at which time they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes properly cast with respect to this Proposal 4 at the Annual Meeting is required to ratify the appointment of Cherry Bekaert as our Company’s independent auditor.

Our Board of Directors recommends you vote “FOR” ratification of Cherry Bekaert as our independent auditor.

Audit Fees and Tax Fees

The following table sets forth the aggregate audit fees and tax fees and expenses billed to us by Cherry Bekaert for the fiscal years ended December 31, 2013 and December 31, 2014:

	2013	2014
Audit Fees	$183,000	$175,000
Tax Fees	72,000	133,000
Total	$255,000	$308,000

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The fees listed above under “Audit Fees” are fees billed for professional services for the audits of our annual consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the reviews of the interim financial statements included in our periodic reports filed during the fiscal years ended December 31, 2013 and 2014, and other required Securities Act filings. The fees listed above under “Tax Fees” are fees billed for services in connection with tax compliance, tax advice and tax planning. There were no other fees billed by Cherry Bekaert relating to any other services, and no other audit-related fees.

The Audit Committee determined that the provision of nonaudit services to us by Cherry Bekaert during 2013 and 2014 was compatible with maintaining its independence. The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to us by Cherry Bekaert during 2013 and 2014 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

In accordance with a written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our Company’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence , and has discussed with the independent auditors the auditors’ independence from our Company and its management. In addition, the Audit Committee has considered whether the provision of the nonaudit related services, as disclosed in Proposal 4, is compatible with maintaining their independence.

The Audit Committee discussed with our Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our Company’s internal controls and the overall quality of our Company’s accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of our Company for the year ended December 31, 2014 in our Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee also approved, subject to stockholder ratification, the selection of Cherry Bekaert as our Company’s independent accountants to audit our Company’s financial statements for 2015.

40

Members of the Audit Committee

Scott P. Sensenbrenner

Lee M. Canaan

Edward J. McDonnell

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that our Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

PROPOSAL 5:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank”, requires that our Company seek a nonbinding advisory vote from its stockholders to approve the compensation of our Named Executives. Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors.

We urge stockholders to read the “Compensation Discussion and Analysis” included elsewhere in this Proxy Statement, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our Named Executives. Our executive compensation program is designed to attract and retain individuals of superior ability and managerial talent, align compensation for senior executives with our Company’s corporate strategies, business objectives and long-term interests and motivate our Company’s executives to maximize stockholder value by providing opportunities for direct ownership in our Company. The Compensation Committee and the Board of Directors believe that our compensation program achieves these goals.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:

“RESOLVED, that the stockholders of our Company approve, on an advisory basis, the overall compensation of our Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding our Company’s executive compensation practices. Although nonbinding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

At the 2011 annual meeting of stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-frequency proposal”) on how often our Company should include a say-on-pay proposal in its proxy statement. Based on our stockholders’ vote on the say-on-frequency proposal, the Board of Directors determined that we will hold stockholder say-on-pay advisory votes on executive compensation on an annual basis.

PROPOSALS BY OUR STOCKHOLDERS

Stockholder proposals intended for inclusion in next year’s proxy statement under Rule 14a-8 promulgated under the Exchange Act should be sent to our principal executive offices and must be received not less than 120 calendar days prior to March 10, 2016. Accordingly, stockholder proposals must be received no later than November 11, 2015 for the purposes of Rule 14a-8.  However, if the date of the 2016 annual meeting is changed by more than 30 days from the date of this year’s Annual Meeting, then the deadline will be a reasonable time before we begin to print and send our proxy materials for the 2016 annual meeting.

41

Notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 25, 2016 and the proposal will not be brought before the meeting.

HOUSEHOLDING

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, we send only one set of annual meeting materials to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the annual meeting materials, or if you do not wish to participate in householding and prefer to receive separate copies of annual meeting materials in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will promptly deliver a separate copy of the annual meeting materials to you upon request. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the annual meeting materials and you wish to receive only a single copy for your household in the future, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that our Company files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our Company, without charge, a copy of our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, by written request addressed to Rock Creek Pharmaceuticals, Inc., 2040 Whitfield Ave., Suite 300, Sarasota, Florida 34243, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

In order to obtain any documents you request from us in time for the Annual Meeting, you must request the documents from us by April 3, 2015, which is five business days prior to the date of the Annual Meeting.

You should rely only on the information contained in this document to vote your shares of common stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated March ___, 2015. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

42

Appendix A

CERTIFICATE OF AMENDMENT

TO THE

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROCK CREEK PHARMACEUTICALS, INC.

Rock Creek Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.          This Certificate of Amendment amends the provisions of the Corporation’s Tenth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

2.          The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at [_____] [a.m./p.m.], eastern time, on [_________], 2015.

3.          Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following paragraphs to the end thereof:

 “Stock Split. Without regard to any other provision of this Restated Certificate of Incorporation, effective at [_____] [a.m./p.m.], eastern time, on [_________], 2015 (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each [five (5) to twenty-five (25) shares] of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the product of the closing sales price of the Common Stock on the Nasdaq Capital Market on [___________] and the amount of the fractional share.

Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

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4.          That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation this ____ day of _____________, 2015.

ROCK CREEK PHARMACEUTICALS, INC.

By:
Name:
Title:

44

Appendix B

AMENDMENT TO

THE THIRD AMENDED AND RESTATED

ROCK CREEK PHARMACEUTICALS, INC.

2008 INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE THIRD AMENDED AND RESTATED ROCK CREEK PHARMACEUTICALS, INC. 2008 INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted as of _____________, 2015 by Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.), a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Third Amended and Restated Rock Creek Pharmaceuticals, Inc. 2008 Incentive Award Plan, as amended (the “Plan”);

WHEREAS, pursuant to Section 14.1 of the Plan, the Plan may be amended by the Committee at any time and from time to time with the approval of the Board of Directors of the Company, provided that approval by the stockholders of the Company is required for any amendment to the Plan that increases the number of shares available under the Plan (other than certain adjustments under the Plan); and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that, subject to approval by the stockholders of the Company, the Plan be and hereby is amended as follows:

1.          Section 3.1(a) of the Plan is hereby amended by deleting the number “45,200,000” in clause (i) of such Section and substituting the number “60,200,000” in lieu thereof.

2.          This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3.          Except as set forth herein, the Plan shall remain in full force and effect.

* * *

45

ROCK CREEK PHARMACEUTICALS INC
2040 WHITEFIELD AVENUE
SARSOTA, FL 34243

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Christopher C. Chapman 02 Michael John Mullan 03 Scott P. Sensenbrenner 04 Lee M. Canaan 05 Edward J. McDonnell

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000228151_1 R1.0.0.51160

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

ROCK CREEK PHARMACEUTICALS INC
Annual Meeting of Stockholders
April 10, 2015 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael John Mullan and Christopher C. Chapman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ROCK CREEK PHARMACEUTICALS INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 11:00 AM, EST on Friday, April 10, 2015 at the Hyatt Place - Sarasota/Bradenton Airport, 950 University Parkway, Sarasota, Florida 34234, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000228151_2 R1.0.0.51160